UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
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Kimberly-Clark Corporation

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March 11, 2013
Thomas J. Falk
Chairman of the Board and
Chief Executive Officer
FELLOW STOCKHOLDERS:
It is my pleasure to invite you to the Annual Meeting of Stockholders of Kimberly-Clark Corporation. The meeting will be held on Thursday, May 2, 2013, at 9:00 a.m. at our World Headquarters which is located at 351 Phelps Drive, Irving, Texas.
At the Annual Meeting, stockholders will be asked to elect twelve directors for a one-year term, ratify the selection of Kimberly-Clark’s independent auditors, and approve the compensation for our named executive officers. These matters are fully described in the accompanying Notice of Annual Meeting and proxy statement.
Your vote is important. Regardless of whether you plan to attend the meeting, I urge you to vote your shares as soon as possible. You may vote using the proxy form by completing, signing, and dating it, then returning it by mail. Also, most of our stockholders can submit their vote by telephone or through the Internet. If telephone or Internet voting is available to you, instructions will be included on your proxy form. Additional information about voting your shares is included in the proxy statement.

Sincerely,

KIMBERLY-CLARK CORPORATION
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 2, 2013
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The Annual Meeting of Stockholders of Kimberly-Clark Corporation will be held at our World Headquarters which is located at 351 Phelps Drive, Irving, Texas, on Thursday, May 2, 2013, at 9:00 a.m. for the following purposes:
1.To elect as directors the twelve nominees named in the accompanying proxy statement;
2.To ratify the selection of Deloitte & Touche LLP as our independent auditors for 2013;
3.To approve the compensation for our named executive officers; and

4.	To take action upon any other business that may properly come before the meeting or any adjournments of the meeting.
Stockholders of record at the close of business on March 4, 2013 are entitled to notice of and to vote at the meeting or any adjournments.
It is important that your shares be represented at the meeting. I urge you to vote promptly by using the Internet or telephone or by signing, dating and returning your proxy form.
The accompanying proxy statement also is being used to solicit voting instructions for shares of Kimberly-Clark common stock that are held by the trustees of our employee benefit and stock purchase plans for the benefit of the participants in the plans. It is important that participants in the plans indicate their preferences by using the Internet or telephone or by signing, dating and returning the voting instruction card, which is enclosed with the proxy statement, in the business reply envelope provided.

By Order of the Board of Directors.

John W. Wesley Vice President – Deputy General Counsel and Corporate Secretary
P.O. Box 619100
Dallas, Texas 75261-9100
March 11, 2013

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March 11, 2013

PROXY STATEMENT
PART ONE
VOTING INFORMATION
On behalf of the Board of Directors of Kimberly-Clark Corporation, we are soliciting your proxy for use at the Annual Meeting of Stockholders and at any adjournment of the Annual Meeting. Important dates relating to the Annual Meeting are as follows:

•	Record Date: March 4, 2013. Stockholders of record as of the close of business on this date are entitled to vote at the Annual Meeting.

•	Mailing Date: March 14, 2013. This is the date on which we first began providing our stockholders with this proxy statement and form of proxy.

•	Meeting Date: May 2, 2013. This is the date of our Annual Meeting, which will begin at 9:00 a.m. at our World Headquarters in Irving, Texas.
Notice of Electronic Availability of Proxy Statement and Annual Report
As permitted by rules of the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. This reduces printing and delivery costs and supports our sustainability efforts. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and how to vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report online. The notice also instructs you on how you may vote your proxy. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions contained in the notice for requesting these materials.
Who May Vote
Each stockholder of record at the close of business on the record date will be entitled to one vote for each share registered in the stockholder’s name. On that date 386,809,182 shares of our common stock were outstanding.
How You May Vote
You may vote in person by attending the meeting, by using the Internet or telephone, or (if you received printed proxy materials) by completing and returning a proxy form by mail. If telephone or Internet voting is available to you, see the instructions on the notice of electronic availability or the proxy form and have the notice or proxy form available when you access the Internet website or place your telephone call. To vote your proxy by mail, mark your vote on the proxy form, then follow the instructions on the card.
Please note that if you received a notice of electronic availability as described above, you cannot vote your shares by filling out and returning the notice. Instead, you should follow the instructions contained in the notice on how to vote by using the Internet or telephone.
The named proxies will vote your shares according to your directions. If you sign and return your proxy form, or if you vote using the Internet or by telephone, but do not specify how you want to vote your shares, the named proxies will vote your shares:

•	FOR the election of directors named in this proxy statement

•	FOR ratification of the selection of our independent auditors

•	FOR approval of the compensation of our named executive officers
How You May Revoke or Change Your Vote
You may revoke or change your proxy in any of the following ways:

•	By mailing a revised proxy form to the Corporate Secretary of Kimberly-Clark, which must be received prior to the start of the meeting

•	By changing your vote on the Internet website

•	By using the telephone voting procedures

•	By voting in person at the meeting
Confidential Voting
Proxy forms are received by our independent proxy processing agent, and the vote is certified by independent Inspectors of Election. Proxy forms and ballots that identify the vote of stockholders and plan participants will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders and participants request disclosure or write comments on their cards, or in a contested matter involving an opposing proxy solicitation. During the proxy solicitation period, we will receive regular tabulation reports from the independent proxy processing agent, but these reports provide only aggregate data. In addition, the agent may identify stockholders who fail to vote so that we may contact them and request they do so.
Costs of Solicitation
Kimberly-Clark will bear the cost of preparing, printing and delivering materials in connection with this solicitation of proxies, including the cost of the proxy solicitation and the expenses of brokers, fiduciaries and other nominees in forwarding proxy materials to beneficial owners. In addition to the use of mail and electronic delivery, solicitation may be made by telephone or otherwise by our employees. We have retained D. F. King & Co., Inc. to aid in the solicitation at a cost of approximately $19,000 plus reimbursement of out-of-pocket expenses.
Votes Required/Voting Procedures
A majority of the shares of our common stock, present in person or represented by proxy, will constitute a quorum for purposes of the Annual Meeting. The twelve nominees for director receiving a majority of the votes cast at the meeting in person or by proxy will be elected. If a nominee does not receive a majority of the votes cast, then the nominee will be subject to the Board’s existing policy regarding resignations by directors who do not receive a majority of “for” votes. For approval, all other matters require the affirmative vote of a majority of shares that are present at the Annual Meeting in person or by proxy and entitled to vote on that matter.
Abstentions
For matters other than the election of directors, abstentions will be counted:

•	as present in determining whether we have a quorum;

•	in determining the total number of shares entitled to vote on a proposal; and

•	as votes against a proposal.
For the election of directors, abstentions will not be counted:

•	for the purpose of determining the number of votes cast in the election of directors; and

•	as votes “for” or “against” a director nominee.

Broker Non-Votes
Routine Matters.    If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Proposal 2. Ratification of Auditors is the only routine matter for the Annual Meeting.
Non-Routine Matters.    Without instruction, your broker cannot vote your shares on non-routine matters and will result in broker non-votes. Broker non-votes will not be:

•	considered present or entitled to vote on non-routine matters; and

•	counted for the purpose of determining the number of votes cast on these proposals.
Direct Stock Purchase and Dividend Reinvestment Plan
If a stockholder is a participant in our Direct Stock Purchase and Dividend Reinvestment Plan, the proxy form represents the number of full shares in the stockholder’s account in the plan, as well as shares registered in the stockholder’s name. Shares held in the plan may be voted in the same manner as other shares held by the stockholder.
Employee Benefit Plans
We also are sending or otherwise making this proxy statement and voting materials available to participants in various Kimberly-Clark employee benefit and stock purchase plans. The trustee of each plan, as the stockholder of record of the shares of our common stock held in the plans, will vote whole shares of stock attributable to each participant’s interest in the plans in accordance with the directions the participant gives or, if no directions are given by the participant, in accordance with the directions of the respective plan committee.
Attending the Annual Meeting
Stockholders as of the record date, March 4, 2013, or their duly appointed proxies, may attend the Annual Meeting. If you plan to attend the meeting, please check your proxy form in the space provided or so indicate electronically or by telephone. This will assist us with meeting preparations and will help us to expedite your admittance. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds your shares to provide you with evidence of your share ownership as of the record date, which will enable you to gain admission to the meeting.
To obtain directions to attend the meeting and vote in person, please contact Stockholder Services by telephone at (972) 281-1522 or by e-mail at stockholders@kcc.com.
Householding Information
Some stockholders as of the record date who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single proxy package containing one annual report, one proxy statement and multiple proxy cards for each stockholder, or one envelope containing a Notice of Internet Availability of Proxy Materials for each stockholder. This procedure helps us reduce printing and postage costs associated with providing our proxy materials and is consistent with our sustainability efforts.
If you reside in the same household with another stockholder with the same last name and in the future wish to receive a separate envelope with a proxy statement and annual report or Notice of Internet Availability of Proxy Materials, please contact Stockholder Services by mail at P.O. Box 612606, Dallas, Texas 75261-2606, by telephone at (972) 281-1522 or by e-mail at stockholders@kcc.com.
Beneficial stockholders can request information about householding from their banks, brokers or other such holders of record.

PART TWO
CORPORATE GOVERNANCE INFORMATION
Board of Directors and Board Committees
The Board of Directors met six times in 2012. All of the directors attended in excess of 75 percent of the total number of meetings of the Board and committees of the Board on which they served.
Although we do not have a formal policy with respect to director attendance at annual meetings, since 1997 all directors standing for election have attended the annual meetings. All of our directors attended the 2012 Annual Meeting, with the exception of Mr. Sullivan, who retired from the Board just prior to the 2012 Annual Meeting.
The standing committees of the Board include the Audit Committee, Management Development and Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. In compliance with applicable New York Stock Exchange (“NYSE”) corporate governance listing standards, the Board has adopted charters for the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees.
These charters are available in the Investors section of our website at www.kimberly-clark.com.
Audit Committee
John R. Alm is the Chairman of our Audit Committee. The other members of this Committee are John F. Bergstrom, Robert W. Decherd, Nancy J. Karch and Linda Johnson Rice. The Committee met eight times in 2012. In addition, the Chairman of the Committee participated in three conference calls to preview earnings press releases during 2012.
Each member of the Audit Committee is an Independent Director under the independence standards set forth in our Corporate Governance Policies. See “Director Independence” for additional information on Independent Directors.
Each member of the Audit Committee satisfies the financial literacy requirements of the NYSE, and the Board has determined that Mr. Alm is an “audit committee financial expert” under SEC rules and regulations.
The principal functions of the Audit Committee, as specified in its charter, include the following:

•	Overseeing:

•	the quality and integrity of our financial statements,

•	our compliance programs,

•	our hedging strategies and policies,

•	the independence, qualification and performance of our independent auditors, and

•	the performance of our internal auditors.

•	Subject to stockholder ratification, selecting and engaging our independent auditors.

•	Reviewing the scope of the audits and audit findings, including any comments or recommendations of our independent auditors.

•	Establishing policy in connection with internal audit programs.

•	Pre-approving all audit and non-audit services provided by our independent auditors.

•
Providing oversight of our risk management program and receiving periodic reports from management on risk assessments, the risk management process and issues related to the risks of managing our business.

For additional information about the Audit Committee’s oversight activities in 2012, see “Part Three — Proposals to be Voted on at the 2013 Annual Meeting — Ratification of Auditors — Audit Committee Report.”

No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies. If a member were to simultaneously serve on more than three public company audit committees, information regarding the Board’s determination of whether this simultaneous service impairs the ability of the member to effectively serve on the Audit Committee would be available in the Investors section of our website at www.kimberly-clark.com.
Management Development and Compensation Committee
Abelardo E. Bru is the Chairman of our Management Development and Compensation Committee. In addition to Mr. Bru, the current members of this Committee are Fabian T. Garcia, Mae C. Jemison, M.D. and Marc J. Shapiro. The Committee met five times in 2012. Each member of this Committee is an Independent Director.
The principal functions of the Management Development and Compensation Committee, as specified in its charter, include the following:

•
Establishing and administering the policies governing annual compensation and long-term compensation, including stock option awards, restricted stock awards and restricted share unit awards, such that they are designed to align compensation with our overall business strategy.

•	Overseeing:

•
leadership development for senior management and future senior management candidates, and a periodic review of our long-term and emergency succession planning for the Chief Executive Officer and other key officer positions, and

•	key organizational effectiveness and engagement policies.

•	Reviewing diversity and inclusion programs and related metrics.

•	Annually reviewing our compensation policies and practices for the purpose of mitigating risks arising from these policies and practices that could reasonably have a material adverse effect.
Compensation Processes and Procedures
On an annual basis, the Committee reviews and sets the compensation of our elected officers, including all of our executive officers. The Committee’s charter does not permit the Committee to delegate to anyone the authority to establish any compensation policies or programs for elected officers, including our executive officers. Our Chief Executive Officer has the authority to establish compensation programs for non-elected officers. Additionally, as discussed in “Part Four — Other Important Information — Executive Compensation — Compensation Discussion and Analysis,” our Chairman of the Board and Chief Executive Officer has been delegated authority to approve equity grants to employees who are not elected officers of Kimberly-Clark. The Chairman of the Board and Chief Executive Officer is not permitted to make any grants to any of our elected officers, including our executive officers.
Our Chief Executive Officer makes a recommendation to the Committee each year on the appropriate target direct annual compensation to be paid to our executive officers, excluding himself. The Committee makes the final determination of the target direct annual compensation to be awarded to each executive officer, including our Chief Executive Officer. While our Chief Executive Officer and Chief Human Resources Officer typically attend Committee meetings, none of the other executive officers are present during the portion of the Committee’s meetings when compensation for executive officers is set. In addition, our Chief Executive Officer is not present during the portion of the Committee’s meetings when his compensation is set.
For additional information on the Committee’s processes and procedures for determining executive compensation, and for a detailed discussion of our compensation policies, see “Part Four — Other Important Information — Executive Compensation — Compensation Discussion and Analysis.”

Use of Compensation Consultants
The Committee’s charter provides that the Committee has the authority to retain advisors, including compensation consultants, to assist the Committee in its work. The Committee believes that compensation consultants can provide important market information and perspectives that can help the Committee determine compensation programs that best meet the objectives of our compensation policies. Pursuant to its charter, prior to selecting a compensation consultant the Committee considers factors relevant to the independence of the individual advisors, as well as the independence of the advisor’s organization.
Kimberly-Clark Consultant.    To assist management and the Committee in assessing and determining appropriate, competitive compensation for our executive officers, we annually engage an outside compensation consultant. In 2012, Mercer Human Resource Consulting (“Mercer”) was retained for this purpose. Mercer has provided consulting services to Kimberly-Clark on a wide variety of human resources and compensation matters, both at the officer and non-officer levels. In 2012, Mercer was retained by Kimberly-Clark to provide advice and counsel regarding executive and director remuneration matters on an ongoing basis, including the following services in connection with our executive compensation program:

•	Assessing market compensation levels for executive officer positions and other selected positions, within our peer group.

•	Reviewing historic and projected performance for peer group companies for metrics used by Kimberly-Clark in our annual and long-term incentive plans.

•	Assisting in incentive plan design and modifications, as requested.

•	Providing market research on various issues as requested by management.

•	Preparing for and participating in Committee meetings, as requested.

•	Reviewing the Compensation Discussion and Analysis and other disclosures, as requested.

•	Consulting with management on compensation matters.
Independent Committee Consultant.    The Committee has also retained The Delves Group as its independent executive compensation consultant. The Committee has adopted a written policy stating that the independent Committee consultant provides services only to the Committee and not to Kimberly-Clark. The Delves Group has no other business relationship with Kimberly-Clark and receives no payments from us other than fees for services to the Committee. The Delves Group reports directly to the Committee, and the Committee may replace The Delves Group or hire additional consultants at any time. A representative of The Delves Group attends Committee meetings and communicates with the Chairman of the Committee between meetings from time to time.
The Committee instructed The Delves Group to provide an independent review of the data and recommendations provided by management and Mercer. The scope of The Delves Group’s engagement in 2012 included:

•	Conducting a review of the competitive market data (including base salary, annual incentive targets and long-term incentive targets) for our executive officers, including our Chief Executive Officer.

•
Reviewing and commenting on recommendations by management and Mercer concerning executive compensation programs, including program changes and redesign, special awards, change of control provisions, any executive contract provisions, promotions, retirement and related items, as desired by the Committee.

•	Reviewing and commenting on the Committee’s report for the proxy statement.

•	Attending Committee meetings.

•	Periodically consulting with the Chairman of the Committee.

During 2012, at the request of the Committee, Don Delves, the President of The Delves Group, attended all Committee meetings.
Committee Assessment of Consultant Conflicts of Interest. The Committee has reviewed whether the work provided by Mercer and The Delves Group raises a conflict of interest. Factors considered by the Committee include: (1) other services provided to Kimberly-Clark by the consultant; (2) fees paid by Kimberly-Clark as a percentage of the consultant’s total revenue; (3) policies or procedures maintained by the consultant that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants of the consultant involved in the engagement and a member of the Committee; (5) any shares of Kimberly-Clark stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consultant or the individual consultants involved in the engagement. Based on its review, the Committee concluded that it does not believe either Mercer or The Delves Group has a conflict of interest with respect to the work performed for Kimberly-Clark or the Committee.
Committee Report
The Committee has reviewed the “Compensation Discussion and Analysis” section of this proxy statement and has recommended that it be included in this proxy statement. The Committee’s report is located at “Part Four — Other Important Information — Executive Compensation — Management Development and Compensation Committee Report.”
Nominating and Corporate Governance Committee
Ian C. Read is the Chairman of our Nominating and Corporate Governance Committee. In addition to Mr. Read, the current members of this Committee are Fabian T. Garcia, Mae C. Jemison, M.D. and Marc J. Shapiro. The Committee met four times in 2012. Each member of this Committee is an Independent Director.
The principal functions of the Nominating and Corporate Governance Committee, as specified in its charter, include the following:

•	Overseeing the process by which individuals are nominated to become Board members.

•	Overseeing matters of corporate governance, including developing and recommending to the Board changes to our Corporate Governance Policies.

•	Advising the Board on:

•	Board organization, membership, function, performance and compensation,

•	committee structure and membership, and

•	policies and positions regarding significant stockholder relations issues.

•	Reviewing director independence standards and making recommendations to the Board with respect to the determination of the independence of directors.

•	Monitoring and recommending improvements to the practices and procedures of the Board.

•	Reviewing stockholder proposals and considering responses or actions regarding these proposals.
The Nominating and Corporate Governance Committee, in accordance with its charter and our Certificate of Incorporation, has established criteria and processes for director nominees, including nominations proposed by stockholders. Those criteria and processes are described in “Director Nominee Criteria and Process” and “Stockholder Nominations for Directors.”
Executive Committee
James M. Jenness is the Chairman of our Executive Committee. In addition to Mr. Jenness, the current members of this Committee are John R. Alm, Abelardo E. Bru, Thomas J. Falk and Ian C. Read. The Committee met once in 2012.

The principal function of the Executive Committee is to exercise the powers of the Board to direct our business and affairs between meetings of the Board.
Compensation Committee Interlocks and Insider Participation
None of the members of the Management Development and Compensation Committee is a current or former officer or employee of Kimberly-Clark. No interlocking relationship exists between the members of our Board of Directors or the Management Development and Compensation Committee and the board of directors or compensation committee of any other company.
Director Independence
Since 1996, our By-Laws have provided that a majority of our directors be independent directors (“Independent Directors”). In addition, our Corporate Governance Policies adopted by the Board provide independence standards consistent with the rules and regulations of the SEC and the listing standards of the NYSE. Our Corporate Governance Policies are available in the Investors section of our website at www.kimberly-clark.com, and the independence standards are set forth in Section 17 of our Corporate Governance Policies.
The nominees for director are such that immediately after the election of the nominees to the Board, eleven of the twelve directors holding office will be Independent Directors. Our independent Board helps ensure good corporate governance and strong internal controls. We are in compliance with all corporate governance requirements of the NYSE, the SEC, the Sarbanes-Oxley Act of 2002 and the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) that have become effective as of the filing of this proxy statement.
The Board has determined that all directors and nominees, except for Thomas J. Falk, are Independent Directors and meet the independence standards set forth in our Corporate Governance Policies. The Board also determined that G. Craig Sullivan was an Independent Director and met these independence standards during the period in 2012 in which he served as a director. When making these determinations, the Board considered the following:

•
We made charitable contributions of $60,000 in 2010, $101,000 in 2011 and $132,000 in 2012, and paid approximately $68,000 in 2012 for venue rental to the Fox Cities Performing Arts Center in Appleton, Wisconsin, where Mr. Bergstrom is a director. We have significant operations and a significant number of employees in the Fox Cities area of Wisconsin.

•
Companies majority-owned by Mr. Bergstrom paid us approximately $50,000 in each of 2010, 2011 and 2012 to lease excess hangar space at an airport near Appleton, Wisconsin and approximately $170,000 in 2010, $174,000 in 2011 and $185,000 in 2012 for pilot services pursuant to a pilot sharing contract. In addition, these companies paid us approximately $191,000 in 2010, $198,000 in 2011 and $194,000 in 2012 for scheduling and aircraft services for their airplane.

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We paid approximately $77,300 in 2010, $66,200 in 2011 and $1,000 in 2012 for automobiles and related services to car dealerships in the Neenah, Wisconsin area that are majority-owned by Mr. Bergstrom.

•	We made a charitable contribution of $50,000 in each of 2010 and 2011 and $1,000 in 2012 to the Education is Freedom Foundation, where Mr. Bru is a director.

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We paid approximately $65,000 in 2012 for cooperative product advertising and customer development to Colgate-Palmolive Company, where Mr. Garcia is Chief Operating Officer, Global Innovation and Growth, Europe & Hill’s Pet Nutrition.

•	Pfizer, Inc., for which Mr. Read serves as Chairman and Chief Executive Officer, paid us approximately $17,000 in 2011 and $22,000 in 2012 for products.

•	We made charitable contributions of $25,000 in each of 2010 and 2011 and $27,000 in 2012 to the United Negro College Fund, where Ms. Johnson Rice is a director.

•
We purchased advertising totaling $160,000 in 2010, $315,000 in 2011 and $211,000 in 2012 from entities owned directly or indirectly by Johnson Publishing Company, Inc., where Ms. Johnson Rice is Chairman. These amounts constituted less than five percent of the gross revenues of Johnson Publishing Company, Inc., for 2010, 2011 and 2012, respectively.

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We paid approximately $531,000 in 2010, $557,000 in 2011 and $550,000 in 2012 to JPMorgan Chase & Co. (“JPMC”) for investment banking services. Mr. Shapiro serves as a consultant to JPMC and as non-executive Chairman of its Texas operations. We do not believe his relationship with JPMC gives him a direct or indirect material interest in our transactions with JPMC.

The amount involved in each of these items is less than the amounts established by the NYSE and our Corporate Governance Policies as potentially affecting a director’s independence.
Director Nominee Criteria and Process
The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board and Chief Executive Officer and the Lead Director. The Nominating and Corporate Governance Committee believes that the criteria for director nominees should ensure effective corporate governance, support our strategies and businesses, include consideration of diversity, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness and support the successful recruitment of qualified candidates for the Board.
Qualified candidates for director are those who, in the judgment of the Nominating and Corporate Governance Committee, possess all of the personal attributes and a sufficient mix of the experience attributes listed below to ensure effective service on the Board.

Personal Attributes	Experience Attributes

Leadership: lead in personal and professional lives

Ethical character: possess high standards for ethical behavior

Collaborative: actively participate in Board and committee matters

Independence: for non-management directors, are independent of management and Kimberly-Clark

Ability to communicate: possess good interpersonal skills

Effectiveness: bring a proactive and solution-oriented approach

Financial acumen: have good knowledge of business finance and financial statements

General business experience: possess experience that will aid in judgments concerning business issues

Industry knowledge: possess reasonable knowledge about our industries

Diversity of background and viewpoint: bring to the Board an appropriate level of diversity

Special business experience: possess global management experience and experience with branded consumer packaged goods

Other attributes: provide special attributes identified as needed or as may be required

The Nominating and Corporate Governance Committee may receive recommendations for Board candidates from various sources, including our directors, management and stockholders. In addition, the Nominating and Corporate Governance Committee periodically retains a search firm to assist it in identifying and recruiting director candidates meeting the criteria specified by the Committee.

The Nominating and Corporate Governance Committee recommends nominees to the Board to fill any vacancies. As provided in our Certificate of Incorporation, the Board elects a new director when a vacancy occurs between annual meetings of stockholders. The Nominating and Corporate Governance Committee also recommends to the Board any new appointments and nominees for election as directors at our annual meeting of stockholders, as well as assesses the performance of each director at least once every three years in accordance with our Corporate Governance Policies.
Committee Review of Attributes of Current Directors
The Nominating and Corporate Governance Committee has reviewed the background of each of our current directors and their service on the Board in light of the personal and experience attributes described above. The Committee has determined that each director possesses all of the personal attributes, as well as a sufficient mix of the experience attributes. For the experience attributes, the Committee considered the following:

Financial acumen:
Satisfies the financial literacy requirements of the NYSE
Qualifies as an audit committee financial expert under the rules and regulations of the SEC
Has an accounting, finance or banking background
Industry knowledge:
Possesses knowledge about our industries
Special business experience:
Has international experience
Has branded consumer packaged goods experience
Has health care experience

General business experience:
Has leadership experience as a chief or senior executive officer
Diversity of background and viewpoint:
Brings a diverse viewpoint that is representative of our customer, consumer, employee and stockholder base
Provides a different perspective (stemming, for example, from an academic background or experience from outside the consumer packaged goods or health care industries)
Other attributes:
Has marketing experience
Has experience setting compensation
Has governance/public company board experience

The Committee has identified specific experience attributes for each director, based on the list above. See “Certain Information Regarding Directors and Nominees” for information regarding these specific attributes.
Diversity of Directors
As noted above, the Nominating and Corporate Governance Committee believes that diversity of backgrounds and viewpoints is a key attribute for directors. As a result, the Committee seeks to have a diverse Board that is representative of our customer, consumer, employee and stockholder base. While the Committee carefully considers this diversity when considering nominees for director, the Committee has not established a formal policy regarding diversity in identifying director nominees.
Stockholder Nominations for Directors
The Nominating and Corporate Governance Committee considers nominees recommended by stockholders as candidates for election to the Board of Directors. A stockholder wishing to nominate a candidate for election to the Board at an annual meeting of stockholders is required to give written notice to the Corporate Secretary of Kimberly-Clark their intention to make a nomination in accordance with our Certificate of Incorporation and By-Laws. The notice of nomination must be received by us not less than 75 days nor more than 100 days prior to the stockholders’ meeting, or if we give less than 75 days’ notice of the meeting date, the notice of nomination must be received within 10 days after the meeting date is announced. The notice of nomination is required to contain information, as set forth in our Certificate of Incorporation and By-Laws, about both the nominee and the stockholder making the nomination, including information sufficient to allow the Nominating and Corporate Governance Committee to determine if the candidate meets the director nominee criteria described above. The notice must also contain information about certain stock holdings of the nominee and the stockholder making the nomination, including derivative holdings, dividend rights that are separated from or separable from the underlying shares and certain performance-related fees, as well as information that would be required to be disclosed in connection with a proxy solicitation (and whether a proxy solicitation will be conducted). The notice is also required to contain information about certain related person transactions, contact and related information regarding the nominee, understandings regarding the nomination of the nominee and the nominee’s consent to be nominated. We may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director. A nomination that does not comply with the requirements set forth in our Certificate of Incorporation and By-Laws will not be considered for presentation at the annual meeting, but will be considered by the Nominating and Corporate Governance Committee for any vacancies arising on the Board between annual meetings in accordance with the process described in “Director Nominee Criteria and Process.”
Communications to Directors
The Board has established a process by which stockholders and other interested parties may communicate with the Board, including the Lead Director. That process can be found in the Investors section of our website at www.kimberly-clark.com.
Board Leadership Structure
The Board has established a leadership structure in which responsibilities are allocated between the Chairman of the Board and Chief Executive Officer and the Lead Director. The Board believes this allocation of responsibilities provides for dynamic Board leadership while maintaining strong independence and is therefore an effective and appropriate leadership structure.
Chairman of the Board and Chief Executive Officer Positions.    Mr. Falk serves as Chairman of the Board and Chief Executive Officer. As noted in our Corporate Governance Policies, the Board believes that it is appropriate for a single person to serve in both positions. The Board has the discretion to separate the roles in the future if it deems it advisable and in the best interest of Kimberly-Clark to do so. The Board believes that Mr. Falk’s familiarity with the priorities and day-to-day operation of the enterprise facilitates communications and understanding between management and the Board and helps ensure that the Board receives the management support that it needs to effectively provide direction.
Lead Director.    Mr. Jenness became Lead Director effective immediately following the 2012 Annual Meeting, succeeding Mr. Shapiro, who was our Lead Director for approximately four years and rotated from this position consistent with our Corporate Governance Policies. The Lead Director serves as Chairman of the Executive Committee. Our Corporate Governance Policies outline the role and responsibilities of the Lead Director, which include coordinating the activities of the Independent Directors, providing input with regard to agendas and schedules for Board meetings, leading (with the Chairman of the Nominating and Corporate Governance Committee) the annual Board evaluation discussion, leading (with the Chairman of the Management Development and Compensation Committee) the Board’s review and discussion of the Chief Executive Officer’s performance, providing feedback to individual directors following their periodic evaluations, speaking on behalf of the Board and chairing Board meetings when the Chairman of the Board is unable to do so and acting as a direct conduit to the Board for stockholders, employees and others pursuant to policies adopted by the Board. The Lead Director also chairs executive session meetings of non-management directors. The non-management directors meet in executive session without the presence of management at least quarterly. Under the current circumstances, it is the view of the Board that a combined Chairman and CEO coupled with a predominantly independent board and a proactive, independent Lead Director promotes candid discourse and effective corporate governance.
Other Corporate Governance Matters
Corporate Governance Policies.    The Board of Directors adopted Corporate Governance Policies in 1994, which have been amended from time to time in accordance with changes in rules and regulations and developing governance practices. These policies guide Kimberly-Clark and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director compensation and performance assessments, director orientation and education, director access to management, Board access to outside financial, business and legal advisors, and management development and succession planning. These policies, which include our director independence standards, are available in the Investors section of our website at www.kimberly-clark.com.
Code of Conduct.    Kimberly-Clark has a Code of Conduct that applies to all of our directors, executive officers and employees, including our Chief Executive Officer, Chief Financial Officer and Vice President and Controller. Our Code of Conduct is available in the Investors section of our website at www.kimberly-clark.com. Any amendments to or waivers of our Code of Conduct applicable to our Chief Executive Officer, Chief Financial Officer or Vice President and Controller will be posted at that location.
Board and Management Roles in Risk Oversight.    The Board is responsible for providing risk oversight with respect to our operations. In connection with this oversight, the Board particularly focuses on our strategic and operating risks, as well as related risk mitigation. In addition, the Board reviews and oversees management’s response to key risks facing Kimberly-Clark. The Board’s committees review particular risk areas to assist the Board in its overall risk oversight of Kimberly-Clark:

•
The Audit Committee oversees our risk management program, and has a particular focus on our internal controls, compliance programs, financial statement integrity and fraud risks, and related risk mitigation. In connection with this oversight, the Audit Committee receives regular reports from management on risk assessments, the risk management process and issues related to the risks of managing our business. The Audit Committee also receives an annual enterprise risk management update, which discusses our key financial, strategic, operational and compliance risks.

•
The Management Development and Compensation Committee reviews the risk profile of our compensation policies and practices. This process includes a review of an assessment of our compensation programs, as described in “Executive Compensation — Analysis of Risks Arising from Design of Compensation Programs.”

•	The Nominating and Corporate Governance Committee monitors risks relating to governance matters and recommends appropriate actions in response to those risks.
Complementing the Board’s overall risk oversight, our senior executive team identifies and monitors key enterprise-wide and business unit risks, providing the basis for the Board’s risk review and oversight process. Our Global Risk Oversight Committee, consisting of management members from key business units, finance, treasury, information technology, global risk management and legal, identifies key risks for review and updates our policies in risk management areas such as hedging, foreign currency and country risks, product liability, property and casualty risks, and supplier and customer risks.
The Board believes these respective roles complement the Board’s leadership structure described above, including the combination of the Chairman of the Board and Chief Executive Officer positions.
Committee Authority to Retain Independent Advisors.    Each of the Audit, Management Development and Compensation and Nominating and Corporate Governance Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by Kimberly-Clark.
Whistleblower Procedures.    The Audit Committee has established procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by our employees and others of concerns regarding questionable accounting or auditing matters. We also maintain a toll-free Code of Conduct telephone line and an Internet website that allow our employees and others to voice their concerns anonymously. The whistleblower procedures and information on how to access our Code of Conduct telephone line and website are available in the Investors section of our website at www.kimberly-clark.com.
Chief Compliance Officer.    Thomas J. Mielke is the Senior Vice President — General Counsel and Chief Compliance Officer and oversees our compliance programs. He reports to the Audit Committee on the programs’ effectiveness, provides periodic reports to the Board and works closely with our various compliance functions to provide coordination and sharing of best practices across the compliance groups. Mr. Mielke is also a member of our Global Risk Oversight Committee.

Management Succession Planning.    In conjunction with the Board, the Management Development and Compensation Committee is responsible for periodically reviewing the long-term management development plans and succession plans for the Chief Executive Officer and other key officers as well as the emergency succession plan for the Chief Executive Officer and other key officers to ensure business continuity in the event an individual in such a role becomes unexpectedly unable to perform their duties.
Disclosure Committee.    We have established a Disclosure Committee composed of members of management and chaired by our Vice President and Controller to assist in fulfilling our obligations to maintain disclosure controls and procedures and to coordinate and oversee the process of preparing our periodic securities filings with the SEC.
No Executive Loans.    We do not extend loans to our executive officers or directors and therefore do not have any such loans outstanding.
Board Policy on Stockholder Rights Plans.    We do not have a “poison pill” or stockholder rights plan. If we were to adopt a stockholder rights plan, the Board would seek prior stockholder approval of the plan unless, due to timing constraints or other reasons, a majority of Independent Directors of the Board determines that it would be in the best interests of stockholders to adopt a plan before obtaining stockholder approval. If a stockholder rights plan is adopted without prior stockholder approval, the plan must either be ratified by stockholders or must expire, without being renewed or replaced, within one year. The Nominating and Corporate Governance Committee reviews this policy statement periodically and reports to the Board on any recommendations it may have concerning the policy.
Annual Election of Directors.    Our Certificate of Incorporation provides that directors are elected on an annual basis. Our Certificate of Incorporation is available in the Investors section of our website at www.kimberly-clark.com.
Majority Voting for Election of Directors.    Our By-Laws provide that, in uncontested elections, directors will be elected by a majority of votes cast rather than by a plurality. If an incumbent director does not receive a majority of votes, the director is required to tender his or her resignation for consideration by the Board. Our By-Laws are available in the Investors section of our website at www.kimberly-clark.com.
Simple Majority Voting Provisions.    Our Certificate of Incorporation does not include supermajority voting provisions.
Special Stockholder Meetings.    Our Certificate of Incorporation allows the holders of not less than 25 percent of our issued and outstanding shares of capital stock to request that a special meeting of stockholders be called, subject to procedures and other requirements set forth in our By-Laws.
Charitable Contributions.    The Nominating and Corporate Governance Committee has adopted guidelines for review and approval of charitable contributions by us and any foundation we control to organizations or entities with which a member of the Board of Directors or an executive officer is or may be affiliated. Any contributions made by us to any tax-exempt organization in which any Independent Director serves as an executive officer will be disclosed in the Investors section of our website at www.kimberly-clark.com, if within the preceding three years contributions in any single year from us to the organization exceeded the greater of $1 million or 2 percent of the tax-exempt organization’s consolidated gross revenues.

PART THREE
PROPOSALS TO BE VOTED ON AT THE 2013 ANNUAL MEETING
PROPOSAL 1. ELECTION OF DIRECTORS
General Information
As of the date of this proxy statement, the Board of Directors consists of twelve members. Each director’s term expires at this year’s Annual Meeting.

All the nominees for director set forth on the following pages are proposed to be elected at this year’s Annual Meeting to serve for a term to expire at the 2014 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. Should any nominee become unable to serve, proxies may be voted for another person designated by the Board. All nominees have advised us that they will serve if elected.
Certain Information Regarding Nominees for Director
The names of the nominees, their ages as of the date of the Annual Meeting, the year they first became directors, their principal occupations during at least the past five years, other public company directorships held by them as of February 21, 2013, public company boards they have served on since January 1, 2008, information regarding director attributes the Nominating and Corporate Governance Committee determined qualify them to serve as directors and certain other biographical information are set forth below. See “Committee Review of Attributes of Current Directors” for a discussion of director attributes considered by the Nominating and Corporate Governance Committee.
John R. Alm, 67, Director since 2006
Retired President and Chief Executive Officer, Coca-Cola Enterprises Inc.
Mr. Alm retired as President and Chief Executive Officer of Coca-Cola Enterprises Inc., a beverage company, in 2005. He had been Chief Executive Officer since 2004 and President and Chief Operating Officer since 2000. Mr. Alm joined Coca-Cola Enterprises Inc. in 1992 and held the position of Chief Financial Officer until 2000.
Experience attributes:   Mr. Alm has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations, has leadership experience as a chief executive officer and as a chief financial officer, has knowledge about our industries, has international experience and experience with branded consumer packaged goods, and has marketing, compensation, governance and public company board experience.
________________________________________________________________________________________________________________________________________________________________________
John F. Bergstrom, 66, Director since 1987
Chairman and Chief Executive Officer, Bergstrom Corporation
Mr. Bergstrom has served as Chairman and Chief Executive Officer of Bergstrom Corporation, Neenah, Wisconsin, for more than the past five years. Bergstrom Corporation owns and operates automobile sales and leasing businesses and a credit life insurance company based in Wisconsin.
Public company boards served on since 2008: Advance Auto Parts, Inc. (since May 2008), Associated Banc-Corp (since December 2010), Wisconsin Energy Corporation and Wisconsin Electric Power Company.
Experience attributes:    Mr. Bergstrom satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, and has marketing, compensation, governance and public company board experience.
________________________________________________________________________________________________________________________________________________________________________
Abelardo E. Bru, 64, Director since 2005
Retired Vice Chairman, PepsiCo, Inc.
Mr. Bru retired as Vice Chairman of PepsiCo, a food and beverage company, in 2005. He joined PepsiCo in 1976. Mr. Bru served from 1999 to 2003 as President and Chief Executive Officer and in 2003 to 2004 as Chief Executive Officer and Chairman of Frito-Lay Inc., a division of PepsiCo. Prior to leading Frito-Lay, Mr. Bru led PepsiCo’s largest international business, Sabritas Mexico, as President and General Manager from 1992 to 1999. Mr. Bru is a member of the board of directors of the Education is Freedom Foundation.
Public company boards served on since 2008: Office Depot, Inc. (through December 2008) and Kraft Foods Group, Inc. (since October 2012).

Experience attributes:    Mr. Bru satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, has knowledge about our industries, provides diversity of background and viewpoint, has international experience and experience with branded consumer packaged goods, and has marketing, compensation, governance and public company board experience.
________________________________________________________________________________________________________________________________________________________________________
Robert W. Decherd, 62, Director since 1996
Chairman of the Board, President and Chief Executive Officer, A. H. Belo Corporation
Mr. Decherd has served as Chairman of the Board, President and Chief Executive Officer of A. H. Belo Corporation, a newspaper publishing and Internet company, since it was spun off from Belo Corp. in February 2008. Prior to February 2008, Mr. Decherd was Chief Executive Officer of Belo Corp., a broadcasting and newspaper publishing company, for 21 years. Mr. Decherd is a member of the Advisory Council for the Harvard University Center for Ethics and the Board of Visitors of the Columbia Graduate School of Journalism. During the past decade, he has held appointments to Presidential and Federal Communications Commissions concerned with public policy matters related to the media industry.
Public company boards served on since 2008: A. H. Belo Corporation (since February 2008) and Belo Corp.
Experience attributes:    Mr. Decherd satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, and has marketing, compensation, governance and public company board experience.
________________________________________________________________________________________________________________________________________________________________________
Thomas J. Falk, 54, Director since 1999
Chairman of the Board and Chief Executive Officer
Mr. Falk was elected Chairman of the Board and Chief Executive Officer in 2003 and President and Chief Executive Officer in 2002. Prior to that, he served as President and Chief Operating Officer since 1999. Mr. Falk previously had been elected Group President — Global Tissue, Pulp and Paper in 1998, where he was responsible for Kimberly-Clark’s global tissue businesses. Earlier in his career, Mr. Falk had responsibility for Kimberly-Clark’s North American Infant Care, Child Care and Wet Wipes businesses. Mr. Falk joined Kimberly-Clark in 1983 and has held other senior management positions. He has been a director of Kimberly-Clark since 1999. He also serves on the board of directors of Catalyst Inc., the University of Wisconsin Foundation, and the Consumer Goods Forum, and serves as a governor of the Boys & Girls Clubs of America.
Public company boards served on since 2008: Centex Corporation (through August 2009) and Lockheed Martin Corporation (since June 2010).
Experience attributes:    Mr. Falk satisfies the financial literacy requirements of the NYSE and has a background in accounting, has leadership experience as a chief executive officer, has knowledge about our industries, has international experience and experience with branded consumer packaged goods, and has marketing, compensation, governance and public company board experience.
________________________________________________________________________________________________________________________________________________________________________
Fabian T. Garcia, 53, Director since 2011
Chief Operating Officer, Global Innovation and Growth, Europe & Hill’s Pet Nutrition, Colgate-Palmolive Company
Mr. Garcia has served as Chief Operating Officer, Global Marketing, Customer Development, Supply Chain and Technology, Europe and Hills Pet Nutrition (added responsibility in 2012), of Colgate-Palmolive Company, a household, health care and personal products company, since 2010. From 2007 to 2010, he served as Executive Vice President and President, Colgate – Latin America and Global Sustainability. He joined Colgate-Palmolive in 2003 as President, Colgate Greater Asia.
Experience attributes:    Mr. Garcia satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief operating officer, provides diversity of background and viewpoint, has knowledge about our industries, has international experience and experience with branded consumer packaged goods, and has marketing, compensation and governance experience.
________________________________________________________________________________________________________________________________________________________________________
Mae C. Jemison, M.D., 56, Director since 2002
President, BioSentient Corporation
Dr. Jemison is founder and President of The Jemison Group, Inc., a technology consulting company, and BioSentient Corporation, a medical devices company. She founded and chairs the Dorothy Jemison Foundation for Excellence and developed The Earth We Share international science camp. Dr. Jemison served as a professor of Environmental Studies at Dartmouth College from 1995 to 2002 and is currently an Adjunct Professor of Dartmouth Medical College. From 1987 to 1993, she served as a National Aeronautics and Space Administration (NASA) astronaut. Dr. Jemison is a member of the National Academy of Sciences’ Institute of Medicine, the Greater Houston partnership Board of Directors, and the Board of Trustees of Morehouse College. She chaired the State of Texas Product Development and Small Business Incubator Board, and was a member of the National Advisory Council for Biomedical Imaging and Bioengineering.
Public company boards served on since 2008: Scholastic Corporation and Valspar Corporation.
Experience attributes:    Dr. Jemison satisfies the financial literacy requirements of the NYSE, has knowledge about our industries, has international experience and leadership experience of entrepreneurial start-up enterprises and non-profit organizations, provides diversity of background and viewpoint, has experience in the health care field, and has compensation, governance and public company board experience.
________________________________________________________________________________________________________________________________________________________________________
James M. Jenness, 66, Director since 2007
Chairman of the Board, Kellogg Company
Mr. Jenness was elected Chairman of the Board of Kellogg Company, a producer of cereal and convenience foods, in 2005. He also served as Chief Executive Officer of Kellogg from 2004 through 2006. Mr. Jenness was Chief Executive Officer of Integrated Merchandising Systems LLC, a market leader in outsource management for retail promotion and branded merchandising, from 1997 to 2004. He served in various positions of increasing responsibility at Leo Burnett Company, Kellogg’s major advertising agency partner, from 1974 to 1997, including as Vice Chairman, Chief Operating Officer and Director. He is a senior director of Children’s Memorial Hospital and a director of Mercy Home for Boys and Girls. He also serves on the DePaul University College of Commerce Advisory Council, is Chairman of DePaul’s Board of Trustees and is co-trustee of the W. K. Kellogg Foundation Trust.
Public company boards served on since 2008: Kellogg Company.
Experience attributes:    Mr. Jenness satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, has knowledge about our industries, has international experience and experience with branded consumer packaged goods, and has marketing, compensation, governance and public company board experience.
________________________________________________________________________________________________________________________________________________________________________
Nancy J. Karch, 65, Director since 2010
Retired Director, McKinsey & Co.
Ms. Karch served as a Director (senior partner) of McKinsey & Co., an independent consulting firm, from 1988 until her retirement in 2000. She had served in various executive capacities at McKinsey since 1974. Ms. Karch is Director Emeritus of McKinsey’s Stamford, Connecticut office, and serves on the board and the executive committee of the Westchester Land Trust and on the board of Northern Westchester Hospital.
Public company boards served on since 2008: CEB (The Corporate Executive Board Company), Genworth Financial, Inc., Fifth & Pacific Companies, Inc. and Mastercard Incorporated.

Experience attributes:    Ms. Karch satisfies the financial literacy requirements of the NYSE and has a background in finance, has leadership experience as a senior executive officer, provides diversity of background and viewpoint, has knowledge about our industries, has experience with branded consumer packaged goods, and has compensation, governance and public company board experience.
________________________________________________________________________________________________________________________________________________________________________
Ian C. Read, 59, Director since 2007
Chairman of the Board and Chief Executive Officer, Pfizer, Inc.
Mr. Read was elected Chairman of the Board and Chief Executive Officer in December 2011 and President and Chief Executive Officer in December 2010, of Pfizer, Inc., a drug manufacturer. Mr. Read joined Pfizer in 1978 in its financial organization. He worked in Latin America through 1995, holding positions of increasing responsibility, and was appointed President of the Pfizer International Pharmaceuticals Group, Latin America/Canada in 1996. In 2000, Mr. Read was named Executive Vice President of Europe/Canada and was named a corporate Vice President in 2001. In 2006, he was named Senior Vice President of Pfizer, as well as Group President of its Worldwide Biopharmaceutical Businesses.
Public company boards served on since 2008: Pfizer, Inc. (since December 2010).
Experience attributes:    Mr. Read satisfies the financial literacy requirements of the NYSE and has a background in finance, has leadership experience as a chief executive officer, has knowledge about our industries, has international experience and experience in the health care field, and has marketing, compensation, governance and public company board experience.
________________________________________________________________________________________________________________________________________________________________________
Linda Johnson Rice, 55, Director since 1995
Chairman, Johnson Publishing Company, Inc.
Ms. Johnson Rice has served as Chairman of Johnson Publishing Company, Inc., a multi-media company, since 2010. She also served as Chief Executive Officer from 2008 to 2010. She joined Johnson Publishing Company in 1980, became Vice President in 1985, and served as President and Chief Operating Officer from 1987 to 2008.
Public company boards served on since 2008: MoneyGram International, Inc. (through March 2008) and Omnicom Group, Inc.
Experience attributes:    Ms. Johnson Rice satisfies the financial literacy requirements of the NYSE, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, has international experience, and has marketing, compensation, governance and public company board experience.
________________________________________________________________________________________________________________________________________________________________________
Marc J. Shapiro, 65, Director since 2001
Retired Vice Chairman, JPMorgan Chase & Co.
Mr. Shapiro retired in 2003 as Vice Chairman of JPMorgan Chase & Co., a financial services company. Before becoming Vice Chairman of JPMorgan Chase & Co. in 1997, Mr. Shapiro was Chairman, President and Chief Executive Officer of Chase Bank of Texas, a wholly-owned subsidiary of JPMorgan Chase & Co., from 1989 until 1997. He now serves as a consultant to JPMorgan Chase & Co. as a non-executive Chairman of its Texas operations. Mr. Shapiro serves as Chairman of the Board of Baylor College of Medicine and on the boards of M.D. Anderson Cancer Center, the Baker Institute, Texas Medical Center, Menninger Clinic and BioHouston.
Public company boards served on since 2008: Burlington Northern Santa Fe Corporation (through February 2010), The Mexico Fund and Weingarten Realty Trust.

Experience attributes:    Mr. Shapiro satisfies the financial literacy requirements of the NYSE and has a banking and finance background, has leadership experience as a chief executive officer, provides diversity of background and viewpoint, and has compensation, governance and public company board experience.
_______________________________________________________________________________________________________________________________________________________________________
Compensation of Directors
Directors who are not officers or employees of Kimberly-Clark or any of our subsidiaries, affiliates or equity companies are “Outside Directors” for compensation purposes. Outside Directors are compensated for their services under our 2011 Outside Directors’ Compensation Plan. Our objectives for Outside Director compensation are to remain competitive with the median compensation paid to outside directors of comparable companies, to keep pace with changes in practices in director compensation, to attract qualified candidates for Board service and to reinforce our practice of encouraging stock ownership by our directors.
In 2010, the Nominating and Corporate Governance Committee assessed the Corporation’s Outside Director compensation. Based on this review, the Committee at that time recommended no change in Outside Director compensation for 2011 and 2012, and the Board agreed with the Committee’s recommendation.
Accordingly, in 2012, each Outside Director received:

•	An annual cash retainer of $85,000 payable quarterly in advance, and

•	An annual grant of restricted share units with a value of $140,000, effective the first business day of the year.
Outside Directors who were also chairmen of the Audit, Management Development and Compensation and Nominating and Corporate Governance Committees each received an additional grant of restricted share units with a value of $20,000, and the Lead Director received an additional grant of restricted share units with a value of $30,000. In addition, we reimbursed Outside Directors for expenses incurred as a result of attending Board or committee meetings.
Outside Directors who join the Board during a calendar year receive the full quarterly amount of the annual retainer for the quarter in which they join the Board and each quarter thereafter, and a pro-rated grant of restricted share units.
Restricted share units are not shares of our common stock. Rather, restricted share units represent the right to receive an amount, payable in shares of our common stock, equal to the value of a specified number of shares of our common stock within 90 days following the restricted period. The restricted period for the restricted share units begins on the date of grant and expires on the date the Outside Director retires from or otherwise terminates service on the Board. During the restricted period, restricted share units may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. Outside Directors also receive additional restricted share units equivalent in value to the dividends that would have been paid to them if the restricted share units granted to them were shares of our common stock.

2012 Outside Director Compensation
The following table sets forth the compensation paid to each Outside Director in 2012 for his or her service as a director:

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)(2)(3)	All Other Compen- sation ($)(4)	Total($)(5)
John R. Alm	85,000	160,000	10,000	255,000
John F. Bergstrom	85,000	140,000	10,000	235,000
Abelardo E. Bru	85,000	140,000	7,000	232,000
Robert W. Decherd	85,000	140,000	10,000	235,000
Fabian T. Garcia	85,000	140,000	—	225,000
Mae C. Jemison, M.D.	85,000	140,000	14,500	239,500
James M. Jenness	85,000	160,000	5,000	250,000
Nancy J. Karch	85,000	140,000	9,250	234,250
Ian C. Read	85,000	140,000	10,000	235,000
Linda Johnson Rice	85,000	140,000	—	225,000
Marc J. Shapiro	85,000	170,000	—	255,000
G. Craig Sullivan(6)	42,500	160,000	20,000	222,500
___________

(1)
Amounts shown reflect the grant date fair value of those grants, determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 — Stock Compensation (“ASC Topic 718”) for restricted share unit awards granted pursuant to our 2011 Outside Directors’ Compensation Plan. See Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for 2012 for the assumptions used in valuing these restricted share units.

(2)	Restricted share unit awards were granted on January 3, 2012. The number of restricted share units granted is set forth below:

Name	Restricted Share Units Grants in 2012(#)
John R. Alm	2,185
John F. Bergstrom	1,912
Abelardo E. Bru	1,912
Robert W. Decherd	1,912
Fabian T. Garcia	1,912
Mae C. Jemison, M.D.	1,912
James M. Jenness	2,185
Nancy J. Karch	1,912
Ian C. Read	1,912
Linda Johnson Rice	1,912
Marc J. Shapiro	2,322
G. Craig Sullivan	2,185

(3)	As of December 31, 2012, Outside Directors had the following stock awards outstanding:

Name	Restricted Stock(#)	Restricted Share Units(#)
John R. Alm	—	17,137
John F. Bergstrom	3,000	23,870
Abelardo E. Bru	—	17,943
Robert W. Decherd	3,000	26,668
Fabian T. Garcia	—	2,676
Mae C. Jemison, M.D.	—	23,870
James M. Jenness	—	15,655
Nancy J. Karch	—	5,776
Ian C. Read	—	12,984
Linda Johnson Rice	3,000	25,409
Marc J. Shapiro	—	27,478
G. Craig Sullivan	—	18,151

(4)
Reflects charitable matching gifts paid in 2012 under the Kimberly-Clark Foundation’s Matching Gifts Program to a charity designated by the director. This program is available to all our employees and directors. Under this program, the Kimberly-Clark Foundation matches employees’ and directors’ financial contributions to qualified educational and charitable organizations in the United States on a dollar-for-dollar basis, up to $10,000 per person per calendar year. Amounts paid in 2012 in connection with matching gifts for Dr. Jemison reflect donations made in 2010 and 2011. Amounts paid in 2012 in connection with matching gifts for Mr. Sullivan reflect donations made in 2011 and 2012. Not included in this column is a $5,000 charitable contribution in honor of Dr. Jemison. This contribution was made directly by Kimberly-Clark and was not made in the name or at the direction of Dr. Jemison. Dr. Jemison did not receive any personal benefit from this contribution and accordingly, the amount of the contribution has been excluded from the Director Compensation table. Also not included in this column is the value of retirement gifts to Mr. Sullivan in recognition of his many years of dedicated service to the Board. Those gifts had a value of less than $1,000. In addition, continuing Kimberly-Clark’s tradition of making a charitable contribution in honor of a retiring director, we made a charitable contribution of $50,000 in honor of Mr. Sullivan. This contribution was made directly by Kimberly-Clark to a charitable organization selected by Kimberly-Clark and was not made in the name or at the direction of Mr. Sullivan. Mr. Sullivan did not receive any personal benefit from this contribution and accordingly, the amount of the contribution has been excluded from the Director Compensation table.

(5)
During 2012, Outside Directors received credit for cash dividends on restricted stock held by them. These dividends are credited to interest bearing accounts maintained by us on behalf of those Outside Directors with restricted stock. Earnings on those accounts are not included in the Outside Director Compensation Table because the earnings were not above market or preferential. Also in 2012, Outside Directors received additional restricted share units with a value equal to the dividends paid during the year on our common stock on the restricted share units held by them. Because we factor the value of the right to receive dividends into the grant date fair value of the restricted stock and restricted share units awards, the dividends and dividend equivalents received by Outside Directors are not included in the Outside Director Compensation table. The dividends and other amounts credited on restricted stock and additional restricted share units credited in 2012 were as follows:

Name	Dividends Credited on Restricted Stock($)	Number of Restricted Share Units Credited in 2012(#)	Grant Date Fair Value of Restricted Share Units Credited($)
John R. Alm	—	597.43	47,429
John F. Bergstrom	8,760	842.89	66,846
Abelardo E. Bru	—	629.09	49,919
Robert W. Decherd	8,760	943.83	74,838
Fabian T. Garcia	—	78.37	6,317
Mae C. Jemison, M.D.	—	842.89	66,846
James M. Jenness	—	543.98	43,196
Nancy J. Karch	—	190.19	15,170
Ian C. Read	—	450.20	35,756
Linda Johnson Rice	8,760	898.42	71,242
Marc J. Shapiro	—	969.15	76,867
G. Craig Sullivan	—	370.69	27,347

(6)	Mr. Sullivan served as a director until his retirement, effective May 3, 2012, and as such, received fees for two quarters in 2012 for his service as a director.
___________
Other than the cash retainer, grants of restricted share units and the other compensation previously described, no Outside Director received any compensation or perquisites from Kimberly-Clark for services as a director in 2012.
A director who is not an Outside Director does not receive any compensation for services as a member of the Board or any committee, but is reimbursed for expenses incurred as a result of the services.
2013 Compensation. In 2012, the Nominating and Corporate Governance Committee, with the assistance of Mercer, revisited the Corporation’s Outside Director compensation to assess whether it still met our objectives for Outside Director compensation as described above. In its assessment, the Committee compared aggregate Outside Director cash and equity compensation to the median compensation of the outside directors of our peer group, as well as the structure of our compensation programs of our peer group. For information regarding our peer group, – see “Part Four – Other Important Information – Executive Compensation – Compensation Discussion and Analysis” below. Based on this review, the Committee determined that the aggregate compensation for our Outside Directors would be below the median of our peer group in 2013. The Committee then recommended to the Board, and the Board approved, changes to our Outside Directors aggregate compensation to more closely align with the median aggregate compensation of our peer group.
Accordingly, beginning in 2013:

•	The annual cash retainer is increased from $85,000 to $90,000, and

•	The value of the annual grant of restricted share units is increased from $140,000 to $155,000.
There was no change to the amount of the additional annual grant of restricted share units paid to committee chairs or to the Lead Director.
The Board of Directors unanimously recommends a vote FOR the election of the twelve nominees for director.

PROPOSAL 2. RATIFICATION OF AUDITORS
The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of our independent auditors. The Audit Committee is also responsible for the audit fee negotiations associated with retaining our independent auditors. In order to assure continuing auditor independence, the Audit Committee periodically considers whether our independent audit work should be performed by a different audit firm. In conjunction with the mandated rotation of the independent auditor’s lead engagement partner, the Audit Committee and its chairman are directly involved in the selection of the new lead engagement partner.
For 2013, the Audit Committee has selected Deloitte & Touche LLP (along with its member firms and affiliates, “Deloitte”) as the independent registered public accounting firm to audit our financial statements. In engaging Deloitte for 2013, the Audit Committee utilized a review and selection process, which included the following:

•	a review of management’s assessment of the services Deloitte provided in 2012 and a comparison of this assessment to prior years’ reviews,

•
discussions with the Chief Financial Officer and the Chief Accounting Officer in executive session regarding their viewpoints on the selection of the 2013 independent auditors, as well as Deloitte’s performance,

•	discussions with representatives of Deloitte in executive session regarding their possible engagement,

•	Audit Committee discussions in executive session regarding the selection of the 2013 independent auditors,

•	a review and approval of Deloitte’s proposed estimated fees for 2013,

•	a review and assessment of Deloitte’s independence, and

•	the Audit Committee’s consideration of Deloitte’s service as our independent auditors since 1928 and its belief that this service does not impact Deloitte’s independence.
The Audit Committee and the Board believe that the continued retention of Deloitte to serve as our independent auditor is in the best interests of Kimberly-Clark and stockholders and recommend that stockholders ratify this selection. If the stockholders do not ratify the selection of Deloitte, the selection of other independent auditors will be considered by the Audit Committee.
Representatives of Deloitte are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Principal Accounting Firm Fees
Our aggregate fees (excluding value added taxes) with respect to the fiscal years ended December 31, 2012 and 2011 to our principal accounting firm, Deloitte, were as follows:

	2012($)	2011($)
Audit Fees(1)	10,901,000	10,424,000
Audit-Related Fees(2)	554,000	437,000
Tax Fees(3)	2,265,000	1,905,000
All Other Fees	—	—
___________

(1)
These amounts represent fees billed or expected to be billed for professional services rendered by Deloitte for the audit of Kimberly-Clark’s annual financial statements for each of the fiscal years ended December 31, 2012 and December 31, 2011, and the reviews of the financial statements included in Kimberly-Clark’s Forms 10-Q and for services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements for each of those fiscal years. These amounts include fees for consolidated financial audits, statutory audits, comfort letters, attest services, consents, assistance with and review of SEC filings and other related matters. These amounts also include an audit of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
These amounts represent aggregate fees billed or expected to be billed by Deloitte for assurance and related services reasonably related to the performance of the audit or review of our financial statements for the fiscal years ended December 31, 2012 and 2011, that are not included in the audit fees listed above. These services comprise engagements related to employee benefit plans, due diligence assistance and other matters.

(3)
These amounts represent Deloitte’s aggregate fees for tax compliance, tax advice and tax planning for each of the fiscal years ended December 31, 2012 and 2011. For the fiscal year ended December 31, 2012, approximately $340,000 was related to tax compliance/preparation fees.

Audit Committee Approval of Audit and Non-Audit Services
All audit and non-audit services provided by Deloitte to Kimberly-Clark are pre-approved by the Audit Committee using the following procedures. At the first meeting of the Audit Committee each year, our Chief Financial Officer presents a proposal, together with the related fees, to engage Deloitte for audit services. In addition, on or before the first meeting of the year, our Vice President and Controller prepares a detailed memorandum regarding non-audit services to be provided by Deloitte during the year. This memorandum includes the services to be provided, the estimated cost of these services, and why it is appropriate to have Deloitte provide these services, along with why the requested service is not inconsistent with applicable auditor independence rules. Before each subsequent meeting of the Audit Committee, our Vice President and Controller prepares an additional memorandum that includes updated information regarding approved services and highlights any new audit and non-audit services to be provided by Deloitte. All new non-audit services to be provided are described in individual requests for services. The Audit Committee reviews these memoranda and the individual requests for non-audit services and approves the services if acceptable to the Committee.
To ensure prompt handling of unexpected matters, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees between meetings, as long as the additional or amended services do not affect Deloitte’s independence under applicable rules. Actions taken are reported to the Audit Committee at its next Committee meeting.
All Deloitte services and fees in 2012 and 2011 were pre-approved by the Audit Committee or the Audit Committee Chairman.
The Board of Directors unanimously recommends a vote FOR ratification of this selection.
Audit Committee Report
In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of Kimberly-Clark’s accounting, auditing and financial reporting practices.
In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm (the “auditors”) a formal written statement describing all relationships between the auditors and Kimberly-Clark that might bear on the auditors’ independence, as required by Public Company Accounting Oversight Board (“PCAOB”) Rule 3526, Communication with Audit Committees Concerning Independence, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors, and the auditors, the quality and adequacy of Kimberly-Clark’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the auditors and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the auditors all communications required by the auditing standards of the PCAOB, including those required by PCAOB AU 380, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the auditors’ examination of the financial statements and Kimberly-Clark’s internal control over financial reporting. The Committee also discussed the results of internal audit examinations.
The Audit Committee discussed and reviewed Kimberly-Clark’s audited financial statements as of and for the fiscal year ended December 31, 2012, with management and the auditors. The Audit Committee also reviewed management’s assessment of the effectiveness of internal controls as of December 31, 2012 and discussed the auditors’ examination of the effectiveness of Kimberly-Clark’s internal control over financial reporting. Management has the responsibility for preparing Kimberly-Clark’s financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and for establishing and maintaining Kimberly-Clark’s internal control over financial reporting. The auditors have the responsibility for performing an independent audit of Kimberly-Clark’s financial statements and internal control over financial reporting, and expressing opinions on the conformity of Kimberly-Clark’s financial statements with GAAP and the effectiveness of internal control over financial reporting.
Based on the above-mentioned review and discussions with management and the auditors, the Audit Committee recommended to the Board that Kimberly-Clark’s audited financial statements be included in Kimberly-Clark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC. The Audit Committee also has selected and recommended to stockholders for ratification the reappointment of Deloitte as the independent registered public accounting firm for 2013.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

John R. Alm, Chairman John F. Bergstrom Robert W. Decherd Nancy J. Karch Linda Johnson Rice
PROPOSAL 3.   ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
In Part Four of this proxy statement, we describe in detail our executive compensation program, including its objectives, policies and components. See “Executive Compensation — Compensation Discussion and Analysis.” As discussed in that section, our executive compensation program seeks to align the compensation of our executives with the objectives of our Global Business Plan. To this end, the Management Development and Compensation Committee (the “Committee”) has adopted executive compensation policies that are designed to achieve the following objectives:

•	Quality of Talent. Attract and retain executives whose abilities are considered essential to our long-term success.

•	Pay-for-Performance. Support a performance-oriented environment that rewards achievement of our financial and non-financial goals.

•	Focus on Long-Term Success. Reward executives for long-term strategic management and stockholder value enhancement.

•	Stockholder Alignment. Align the financial interest of our executives with those of our stockholders.
For a more detailed discussion of how our executive compensation program reflects the objectives and policies, including information about the fiscal year 2012 compensation of our named executive officers, see “Executive Compensation — Compensation Discussion and Analysis.”
We are asking our stockholders to indicate their support for our executive compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executives and the objectives, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote on the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved by the Corporation’s stockholders on an advisory basis.
The say-on-pay vote is advisory and is therefore not binding on Kimberly-Clark, the Committee or our Board. The Committee and our Board value the opinions of our stockholders and, to the extent there is any significant vote against the executive compensation as disclosed in this proxy statement, will consider our stockholders’ concerns, and the Committee will evaluate whether any actions are necessary to address those concerns.
At our 2011 Annual Meeting, stockholders voted overwhelmingly to adopt the recommendation of our Board to vote on the say-on-pay proposal every year at our annual meeting. As a result, we will continue to submit our say-on-pay proposal to our stockholders at each annual meeting. We expect to ask our stockholders in 2017 to vote on a proposal regarding the frequency of the vote on the say-on-pay proposal, as required by the Dodd-Frank Act.
The Board of Directors unanimously recommends a vote FOR the approval of named executive officer compensation, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

PART FOUR
OTHER IMPORTANT INFORMATION
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth information as of December 31, 2012 regarding the number of shares of our common stock beneficially owned by each director and nominee, by each executive officer named in “Executive Compensation” (collectively, the “named executive officers”) and by all directors, nominees and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership(1)(2)(3)(4)		Percent of Class
Robert E. Abernathy	194,889	(5)	*
John R. Alm	17,138		*
John F. Bergstrom	39,870	(6)	*
Robert A. Black	20,203	(7)	*
Abelardo E. Bru	17,943		*
Christian A. Brickman	49,924		*
Mark A. Buthman	155,123	(5)	*
Robert W. Decherd	64,613	(8)	*
Thomas J. Falk	743,591	(5)(9)	*
Fabian T. Garcia	2,676		*
Mae C. Jemison, M.D.	24,000		*
James M. Jenness	15,656		*
Nancy J. Karch	6,776		*
Anthony J. Palmer	117,839	(5)	*
Ian C. Read	13,684		*
Linda Johnson Rice	28,710	(10)	*
Marc J. Shapiro	50,580	(11)	*
All directors, nominees and executive officers as a group (22 persons)	1,892,104	(5)(12)	*
___________

*	Each director, nominee, named executive officer and the directors, nominees and executive officers as a group, owns less than one percent of the outstanding shares of our common stock.

(1)
Except as otherwise noted, the directors, nominees and named executive officers, and the directors, nominees and executive officers as a group, have sole voting and investment power with respect to the shares listed.

(2)
A portion of the shares owned by certain executive officers and directors may be held in margin accounts at brokerage firms. Under the terms of the margin account agreements, stocks and other assets held in the account may be pledged to secure margin obligations under the account. As of the date of this proxy statement, none of the executive officers or directors has any outstanding margin obligations under any of these accounts.

(3)
Share amounts include unvested restricted share units granted to the following named executive officers under our 2001 Equity Participation Plan (the “2001 Plan”) and the 2011 Equity Participation Plan (the “2011 Plan”) (collectively, the “Equity Plans”) as indicated below. The 2001 Plan was amended and restated on April 21, 2011, as the 2011 Plan. Amounts representing performance-based restricted share units in the table below represent target levels for these awards. See “Part Four – Other Important Information – Executive Compensation – Outstanding Equity Awards” for additional information regarding these grants.

Name	Time-Vested Restricted Share Units(#)	Performance-Based Restricted Share Units(#)
Robert E. Abernathy	9,313	60,518
Christian A. Brickman	10,192	26,851
Mark A. Buthman	—	58,395
Thomas J. Falk	—	247,809
Anthony J. Palmer	16,396	28,085

(4)
For each director who is not an officer or employee of Kimberly-Clark, share amounts include restricted share units and shares of restricted stock granted under our 2011 Outside Directors’ Compensation Plan. These awards are restricted and may not be transferred or sold until the Outside Director retires from or otherwise terminates service on the Board. See footnote (3) to the 2012 Outside Director Compensation table for the number of shares of restricted stock and restricted share units that the Outside Directors had outstanding as of December 31, 2012.

(5)
Includes shares of common stock held by the trustee of the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan (the “401(k) Profit Sharing Plan”) for the benefit of, and that are attributable to, the accounts in the plans of, the named executive officers. Also includes the following shares which could be acquired within 60 days of December 31, 2012 by:

Name	Number of Shares That Could be Acquired Within 60 Days of December 31, 2012
Anthony J. Palmer	66,595
All directors, nominees and executive officers as a group (22 persons)	206,724

(6)
Includes 5,000 shares held by Bergstrom Investments L.P., a partnership of which Mr. Bergstrom and his brother are general partners and their respective children are limited partners, and of which Mr. Bergstrom shares voting control.

(7)	The number of shares listed is based on the most recent information available to Kimberly-Clark.

(8)	Voting and investment power with respect to 37,944 of the shares is shared with Mr. Decherd’s spouse.

(9)
Includes 99,411 shares held by TKM, Ltd. and 383,655 shares held by TKM II, Ltd. TKM, Ltd. is a family limited partnership which is owned by (i) an entity owned by a trust, controlled by Mr. Falk and his spouse as general partner and (ii) two family trusts previously established for the benefit of Mr. Falk’s child as limited partners. TKM II, Ltd. is a family limited partnership which is owned by (i) an entity owned by a trust, controlled by Mr. Falk and his spouse as general partner, and (ii) a trust controlled by Mr. Falk and his spouse as limited partners. Mr. Falk shares voting control over the shares held by TKM, Ltd. and TKM II, Ltd.

(10)	Includes 300 shares held by a trust for the benefit of Ms. Johnson Rice’s daughter and for which Ms. Johnson Rice serves as a co-trustee and shares voting and investment power.

(11)	Includes 8,000 shares held by a trust for the benefit of Mr. Shapiro’s children and for which Mr. Shapiro serves as a co-trustee and shares voting and investment power.

(12)	Voting and investment power with respect to 539,100 of the shares is shared.
___________
To further align management’s financial interests with those of the stockholders, we maintain stock ownership guidelines for key managers, including our named executive officers. See “Part Four – Other Important Information – Executive Compensation – Compensation Discussion and Analysis – Additional Compensation Information – Target Stock Ownership Guidelines.”

In addition, our Corporate Governance Policies provide that, within three years of joining the Board, all Outside Directors should own an amount of our common stock or share units at least equal in value to three times the annual Board cash compensation. For the purpose of these stock ownership guidelines, a director is deemed to own beneficially-owned shares, as well as restricted stock and restricted share units (whether or not any applicable restrictions have lapsed), but not stock options (whether vested or unvested). As of December 31, 2012, the stock ownership levels specified by these guidelines had been met or exceeded by each of the Outside Directors.
The following table sets forth the information, as of December 31, 2012, regarding persons or groups known to us to be beneficial owners of more than five percent of our common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	26,868,051	6.87%

___________

(1)
The address and number of shares of our common stock beneficially owned by BlackRock, Inc. are based on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 5, 2013. According to the filing, BlackRock, Inc. had sole voting and dispositive power with respect to 26,868,051 shares, and did not have shared voting or dispositive power as to any shares.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) is intended to provide investors with an understanding of our compensation policies and decisions regarding 2012 compensation for our named executive officers. Our named executive officers for 2012 are:

•	Thomas J. Falk, our Chairman of the Board and Chief Executive Officer

•	Mark A. Buthman, our Senior Vice President and Chief Financial Officer

•	Robert E. Abernathy, our Group President – Europe, Global Nonwovens, and Continuous Improvement & Sustainability

•	Christian A. Brickman, our Group President – K-C International

•	Anthony J. Palmer, our President – Global Brands and Innovation
In addition, we provide certain compensation information regarding Robert W. Black, our former Group President – K-C International, who left Kimberly-Clark effective May 1, 2012. References in the following discussion to our “named executive officers” do not include Mr. Black unless we specify otherwise.
We will first provide a brief Executive Summary of this CD&A section. We will then discuss and analyze the following topics:

•	Executive Compensation Objectives and Policies

•	Elements of Executive Compensation Program

•	Peer Group for Executive Compensation Purposes

•	Direct Annual Compensation

•	Annual Cash Compensation

•	Long-Term Equity Incentive Compensation

•	Retirement Benefits

•	Other Compensation

•	Post-Termination Benefits

•	Executive Compensation for 2013

•	Additional Compensation Information
Executive Summary
Committee Assessment of 2012 Performance.   We delivered the following results in net sales, adjusted earnings per share (“EPS”) and adjusted operating profit return on sales (“OPROS”):

Performance Measure	2012 Results	2012 Target
Net Sales	$21.1 billion	$21.3 billion
Adjusted EPS	$5.25	$5.10
Adjusted OPROS Improvement	90 bps	40 bps
See “Annual Cash Compensation – Annual Cash Incentives” for additional information regarding these measures, as well as information on adjustments to EPS and OPROS.
As a result, with respect to our 2012 performance, the Management Development and Compensation Committee of our Board (the “Committee”) concluded that:

•	management delivered strong adjusted earnings per share on solid sales, and

•
management continued to take actions in 2012 to lay the foundation for Kimberly-Clark’s future, including focusing on targeted growth initiatives, supporting our brands with product innovations and strategic marketing spending, maintaining solid market positions and improving our overall profitability.

Because the Committee concluded that performance was above target, the Committee approved annual cash incentives for 2012 above the target amount, including an annual incentive payout for the Chief Executive Officer of 129%.
Performance-Based Compensation.  Pay-for-performance is a key objective of our compensation programs. Consistent with that objective, performance-based compensation (annual cash incentive, performance-based restricted share units and stock options) constituted a significant portion of our named executive officers’ direct annual compensation targets for 2012. Similarly, a large percentage of the direct compensation targets for 2012 was in the form of equity (performance-based restricted share units and stock options). The following charts illustrate the allocation of direct annual compensation among the elements of our compensation program:
In addition, during 2012, the Committee approved grants of time-vested restricted share units to Messrs. Brickman and Palmer in connection with changes in job positions.
Pay-for-Performance Analysis. As part of the Committee’s pay-for-performance review, the Committee compared our net sales, adjusted EPS and adjusted OPROS in 2012, 2011 and 2010 to those of our peer group. These corporate performance factors were the components of our annual cash incentive program for those years.
As shown below, our performance relative to our peer group is tracked and evaluated on a quartile basis. Under this approach, performance in the first or second quartile generally warrants above target payouts, and performance in the third and fourth quartile generally warrants below target payouts. The Committee believes the analysis below demonstrates that our pay-for-performance approach is highly effective in linking pay and performance.

2010 Results				2011 Results				2012 Results*
	Revenue	EPS*	OPROS*		Revenue	EPS*	OPROS*		Revenue	EPS*	OPROS*
Quartile 1				Quartile 1				Quartile 1
Quartile 2				Quartile 2				Quartile 2
Quartile 3				Quartile 3				Quartile 3
Quartile 4				Quartile 4				Quartile 4
Corporate Key Financial Goal Payout: 53%				Corporate Key Financial Goal Payout: 69%				Corporate Key Financial Goal Payout: 130%
CEO Total Annual Incentive Payout: 67%				CEO Total Annual Incentive Payout: 75%				CEO Total Annual Incentive Payout: 129%
___________

*
Adjusted amounts. Also, because full-year data were not available for all peer group companies as of January 2013, 2012 results represent first through third quarter 2012 data compared to first through third quarter 2011 data (for peer group companies in which full-year data are not available); otherwise, 2012 results represent full-year result 2012 data compared to full-year result 2011 data.

Other Key Features of Executive Compensation Program. Several changes have been implemented to our executive compensation program in recent years in response to developing trends in executive compensation and general economic conditions. These changes include:

•	Mr. Falk’s base salary has not increased since April 2010,

•	Mr. Falk's 2012 direct annual compensation target did not change from 2011,

•	gross-ups on excise taxes paid in connection with a change in control of Kimberly-Clark have been removed from executive severance agreements,

•
the allocation of long-term equity incentive compensation has been adjusted to increase the relative percentage of performance-based restricted share units from 67% to 75%, further aligning our named executive officers’ compensation with our pay-for-performance objective,

•
dividend equivalents are not paid on unvested performance-based restricted share units granted to our named executive officers beginning February 2009; instead, dividend equivalents on these units are accumulated and will be paid in additional shares after the performance-based restricted share units vest, based on the number of shares that actually vest,

•	executive officers do not receive tax reimbursement and a related gross-up for perquisites (including personal use of corporate aircraft), except for certain relocation benefits,

•
personal use of corporate aircraft by the Chief Executive Officer is limited to an aggregate annual incremental cost to Kimberly-Clark of $100,000, and personal use of corporate aircraft by other executive officers is generally prohibited unless there is no incremental cost to Kimberly-Clark for the use, and

•
compensation and benefit service is no longer accrued under our defined benefit pension plans for our named executive officers, as well as most of our U.S. employees, for plan years after 2009. These employees participate in our 401(k) Profit Sharing Plan and in the Supplemental 401(k) Plan, which have a profit sharing contribution based on our profit performance.

The Committee believes these measures to be appropriate in light of evolving executive compensation practices, while still providing a competitive compensation package to our executive officers.
Committee Consideration of Results of Stockholder Advisory Vote. At our 2012 Annual Meeting, our executive compensation program received the support of over 95 percent of shares represented at the meeting. The Committee has considered the results of this vote and views this outcome as evidence of stockholder support of its executive compensation decisions and policies. Accordingly, the Committee has substantially maintained its executive compensation policies for 2013. As noted under “Proposal 3. Advisory Vote to Approve Named Executive Officer Compensation,” the Committee will continue to review stockholder votes on our executive compensation and determine whether to make any changes to the program in light of the results.
Executive Compensation Objectives and Policies
The Committee is responsible for establishing and administering our policies governing the compensation of our elected officers, including our named executive officers. The Committee reviews its compensation philosophy annually, including determining whether this philosophy supports our business objectives and is consistent with the Committee’s charter.
The Committee has adopted executive compensation policies that are designed to achieve the following objectives:

•	Quality of Talent. Attract and retain executives whose abilities are considered essential to our long-term success.

•	Pay-for-Performance. Support a performance-oriented environment that rewards achievement of our financial and non-financial goals.

•	Focus on Long-Term Success. Reward executives for long-term strategic management and stockholder value enhancement.

•	Stockholder Alignment. Align the financial interest of our executives with those of stockholders.
These compensation objectives and policies seek to align the compensation of our elected officers, including our named executive officers, with the objectives of our Global Business Plan. Our Global Business Plan, established by our senior management and the Board, is designed to make Kimberly-Clark a stronger and more competitive company and to increase our total return to stockholders.
Elements of Executive Compensation Program
The following table provides additional information regarding how our 2012 executive compensation program is designed to achieve the objectives described above:

Element	Objectives	Purpose	Target Competitive Position
Base salary	• Pay-for-performance • Quality of talent	Provide annual cash income based on: • level of responsibility, performance and experience • comparison to market pay information	• Compared to median of peer group • Actual base salary will vary based on the individual’s performance and experience in the position
Annual cash incentive	• Pay-for-performance
Motivate and reward achievement of the following annual performance goals:
• corporate key financial goals
• other corporate financial and strategic performance goals
• performance of the business unit or staff function of the individual
• Target compared to median of peer group • Actual payout will vary based on actual corporate and business unit or staff function performance
Long-term equity incentive	• Stockholder alignment • Focus on long-term success • Pay-for-performance • Quality of talent
Provide an incentive to deliver stockholder value and to achieve our long-term objectives, through awards of:
• performance-based restricted share units
• stock option grants
Time-vested restricted share units may be granted from time to time for recruiting, retention or other purposes

• Target compared to median of peer group
• Actual payout of performance-based restricted share units will vary based on actual corporate performance
• Actual payout will also vary based on actual stock price performance

Retirement benefits	• Quality of talent	Provide competitive retirement plan benefits through pension plans, 401(k) plan and other defined contribution plans	• Benefits comparable to those of peer group
Perquisites	• Quality of talent	Provide minimal additional benefits	• Subject to review and approval by the Committee on a case-by-case basis
Post-termination compensation (severance and change of control)	• Quality of talent
Encourage attraction and retention of executives critical to our long-term success and competitiveness:
• Severance Pay Plan, which provides eligible employees, including executives, with payments and benefits in the event of certain involuntary terminations
• Executive Severance Plan, which provides eligible employees, including executives, payments in the event of a qualified separation of service following a change of control
• Subject to review and approval by the Committee on a case-by-case basis
When setting annual compensation for our executive officers, the Committee considers the base salary, annual cash incentive, and long-term equity incentive compensation elements described above. While the Committee reviews each of these compensation elements, the Committee’s decisions regarding a particular element are not necessarily impacted by other elements.

Peer Group for Executive Compensation Purposes
To ensure that our executive compensation programs are reasonable and competitive in the marketplace, the Committee compared our programs to those at other companies. To facilitate this comparison, in setting compensation in February 2012 for our named executive officers, the Committee used a peer group consisting of the following Consumer Goods companies:

Consumer Goods Peer Group
• Avon Products, Inc. • Bristol-Myers Squibb Company • Campbell Soup Company • The Clorox Company • The Coca-Cola Company • Colgate-Palmolive Company • ConAgra Foods, Inc.	• General Mills, Inc. • The Hershey Company • H.J. Heinz Company • Johnson & Johnson • Kellogg Company • Kraft Foods, Inc.	• Newell Rubbermaid Inc. • Novartis AG • PepsiCo, Inc. • Pfizer Inc. • The Procter & Gamble Company • Sara Lee Corporation
The peer group is developed without consideration of individual company compensation practices, and no company has been included or excluded from our peer group because it is known to pay above-average or below-average compensation. The Committee and compensation consultants retained by the Committee and us also annually review the peer group, and the peer group is revised as appropriate to ensure that it continues to represent similar global organizations with which we compete for executive talent in the marketplace. There were no changes in the composition of the Consumer Goods peer group from 2011 prior to our analysis regarding 2012 compensation.
In setting executive compensation for 2013, the Committee has determined to replace Bristol-Myers Squibb with Merck, given that Bristol-Myers Squibb has in recent years divested its non-pharmaceutical businesses and that Merck has consumer products business units. The Committee believes that this replacement will not cause a material difference in the peer data.
The following table sets forth comparative data regarding the peer group, at the time our 2012 compensation and performance objectives were determined:

	Median Annual Revenue	Range of Individual Company Revenues
Consumer Goods Peer Group	$14.8 billion	$5.5 billion to $78.9 billion
Our net sales for 2011 (provided for comparison purposes for the above amounts) were $20.8 billion.
In reviewing companies to be included in the peer group, the Committee generally seeks to select companies with whom Kimberly-Clark competes for talent. We believe that we generally compete for talent with companies with annual revenues ranging from approximately one-half to two times our annual revenue. While the peer group includes companies that are outside of the annual revenue range discussed above, the Committee concluded that the inclusion of these companies is appropriate given they are directly comparable as consumer goods companies with whom we directly compete for talent.
Direct Annual Compensation
In setting 2012 compensation for our executive officers, including our Chief Executive Officer, the Committee focused on direct annual compensation, which consists of annual cash compensation (base salary and annual cash incentive) and long-term equity incentive compensation (performance-based restricted share units and stock options). The Committee considered annual cash and long-term equity incentive compensation both separately and as a package to help ensure that our executive compensation objectives are met.
Consistent with its approach to direct annual compensation, the Committee approved 2012 direct annual compensation targets for each of our named executive officers. These target amounts formed the basis for the Committee’s compensation decisions in 2012, and the Committee believes that the 2012 target amounts it approved were appropriate and consistent with our executive compensation objectives. For 2012, the direct annual compensation targets (excluding retention grants of time-vested restricted share units made during the year, as applicable) for our named executive officers were as follows:

Name	2012 Direct Annual Compensation Target($)
Thomas J. Falk	11,010,000
Mark A. Buthman	3,224,500
Robert E. Abernathy	3,343,000
Christian A. Brickman	2,025,417
Anthony J. Palmer	1,960,000
These 2012 direct annual compensation target amounts differ from the amounts set forth in the Summary Compensation Table because:

•
Base salaries are adjusted on April 1 of each year, while the Summary Compensation Table includes salaries for the calendar year. In addition, the amounts above reflect base salary increases for Messrs. Brickman and Palmer approved by the Committee during 2012 in connection with changes in positions and responsibilities. See “Annual Cash Compensation – Base Salary.”

•	Annual cash incentive compensation is included at the target level, while the Summary Compensation Table reflects the actual amount earned for 2012.

•
As described below under “Long-Term Equity Incentive Compensation – Stock Option Awards,” for compensation purposes the Committee values stock options differently than the way they are required to be reflected in the Summary Compensation Table. In addition, one-time grants of time-vested restricted share units are not included in the amounts above, because they are not related to direct annual compensation targets.

•
In setting direct annual compensation targets, the Committee does not include increases in pension or deferred compensation earnings or other compensation, while those amounts are required to be included in the Summary Compensation Table.

CEO Target Direct Compensation and Comprehensive Direct Compensation. The following chart compares the Chief Executive Officer’s target direct annual compensation and actual comprehensive direct compensation (defined below). Actual comprehensive direct compensation is based on our performance and reflects actual and projected payouts of long-term equity incentive grants. The Committee believes that this chart demonstrates that the Chief Executive Officer’s actual compensation varies from the target amount from year to year, based on our performance.
CEO Target Direct Compensation and Comprehensive Direct Compensation
__________

*	Chief Executive Officer comprehensive direct compensation includes:

•	annualized base salary for the year,

•	actual annual cash incentive paid with respect to the year,

•
gains received from option exercises or the in-the-money value of stock options outstanding (based on the closing price of our common stock on December 31, 2012 of $84.43 per share) reflected in the year the option was granted,

•	value realized from vestings of time-vested and performance-based restricted share units reflected in the year the units were granted, and

•
projected vesting value from unvested time-vested and performance-based restricted share units reflected in the year the units were granted (based on the closing price of our common stock on December 31, 2012 of $84.43 per share and assuming the projected vesting values set forth in “Vesting Levels of Outstanding Performance-Based Restricted Share Units”).

Actual comprehensive direct compensation does not include perquisites or the value of dividends and dividend equivalents for performance-based restricted share units.
__________
Process for Setting Direct Annual Compensation. In setting the direct annual compensation of our executive officers, the Committee evaluates both market data provided by the compensation consultants and information on the performance of each executive officer for prior years. In order to remain competitive in the marketplace for executive talent, the target levels for the executive officers’ compensation elements, including our Chief Executive Officer, are compared to the median of the peer group.
In order to reinforce a pay-for-performance culture, targets for individual executive officers may be set above or below this median depending on the individual’s performance in prior years and experience in the position, as well as any applicable retention concerns. The Committee believes that comparing target levels to the median, setting targets as described above, and providing incentive compensation opportunities that will enable executives to earn above-target compensation if they deliver above-target performance on their performance goals, are consistent with the objectives of our compensation policies. In particular, the Committee believes that this approach enables us to attract and retain skilled and talented executives to guide and lead our businesses and supports a pay-for-performance culture.
In setting compensation for executive officers who join us from other companies, the Committee evaluates both market data for the position to be filled, as well as the officer candidates’ compensation history at other companies. The Committee recognizes that, in order to successfully recruit a candidate to leave his or her current position and to join Kimberly-Clark, the candidate’s compensation package may have to exceed his or her current compensation and may put an executive’s compensation above the median of the peer group.
Chief Executive Officer Direct Annual Compensation. Mr. Falk’s direct annual compensation is determined by the Committee in the same manner as the direct annual compensation of the other named executive officers, based on the policies and process described above. Mr. Falk’s direct annual target compensation is at or near the median of direct compensation for chief executive officers of companies included in the peer group comparison with comparable levels of responsibilities.
The difference between Mr. Falk’s compensation and that of the other named executive officers reflects the significant difference in their relative responsibilities. Mr. Falk’s responsibilities for management and oversight of a global enterprise are significantly higher than those of the other executive officers. A contributing factor in the disparity of responsibilities is that our organizational structure does not include a Chief Operating Officer. As a result, the market pay level for Mr. Falk is substantially higher than the market pay for our other executive officer positions.

Annual Cash Compensation
In order to attract and retain high caliber executives, we pay our executives an annual cash amount that is considered by the Committee to be competitive in the marketplace. This cash compensation is divided between base salary and an annual cash incentive payment.
Base Salary. Salary ranges and individual salaries for executive officers are reviewed annually, and salary adjustments generally are effective on April 1 of each year. In determining individual salaries, the Committee considers the market levels of similar positions at our peer group companies, as well as the individual executive’s performance and experience in the position. Performance is based on the executive’s individual performance during the prior year against results-based objectives established at the beginning of each year. In addition, in connection with setting the 2012 base salary, the executive’s leadership performance was measured against the following behaviors viewed as describing an executive that is adept at leading the strategic, operational and organizational aspects of our global business:

•	strategic leadership

•	innovation focus

•	global operations focus

•	building talent

•	consumer/shopper/user focus

•	stakeholder relations focus

•	change leadership

•	personal effectiveness, including intellectual competence, inspiration and passion, personal integrity, openness to innovation and change, and emotional maturity
Executives and other employees may receive an additional increase if warranted because of promotion or change in duties and responsibilities, retention concerns or market conditions. In general, an experienced executive who is performing at a satisfactory level will receive a base salary at or around the median of our peer group companies. Executives may be paid above or below the median depending on their experience and performance.
The Committee approved base salary increases for our named executive officers as a result of the process described above, and for Messrs. Brickman and Palmer the Committee also considered changes in their duties. During 2012, Mr. Brickman was appointed Group President – K-C International and Mr. Palmer was appointed President – Global Brands and Innovation.
The base salaries paid to our named executive officers in 2012 can be found in the Summary Compensation Table.
Annual Cash Incentives. Consistent with our pay-for-performance compensation objective, our executive compensation program includes an annual cash incentive program to motivate and reward executives in achieving annual performance objectives.
The target level for these annual payments is a percentage of the executive’s year-end base salary, and that target level is compared to the median of the peer group comparison described above and is set as described under “Direct Annual Compensation.” The range of possible payouts is expressed as a percentage of the target level and was determined based on competitive factors and the goal of encouraging a performance-oriented environment.
The target payment amounts and range of possible payouts for 2012 were as follows:

	Target Payment Amount	Possible Payout
Chief Executive Officer	170% of base salary	0% - 200% of target payment amount
Other Named Executive Officers	85% of base salary	0% - 200% of target payment amount

Effective May 1, 2012, the Committee increased the target payout for Mr. Brickman from 65 percent to 85 percent of base salary in connection with his change in position to Group President – K-C International. Mr. Brickman’s target payout for 2012 was prorated to reflect four months at 65 percent and eight months at 85 percent as a result of this change.
Under the annual cash incentive program, a significant percentage of the annual cash incentive is dependent on performance measured against corporate goals and business unit or staff function goals established by the Committee at the beginning of each year. These performance goals, which are communicated to our executives at the beginning of each year, are derived from our financial and strategic goals. Establishing performance goals and target levels represents an exercise of discretion by the Committee under this program to limit the amount of the incentive payments, consistent with our pay-for-performance policy. In the absence of this exercise of discretion, each of the executive officers would be entitled to an award equal to 0.3 percent of our earnings before unusual items; however, the Committee has exercised its discretion to limit the amount of the incentive payments each year of the program, and this potential maximum award has never been paid to any of the executive officers.
For 2012, the Committee established the following performance goals and relative weights for our named executive officers:

	Thomas J. Falk	Mark A. Buthman	Anthony J. Palmer	Robert E. Abernathy	Christian A. Brickman
Corporate key financial goals	70%	70%	70%	35%	35%
Other corporate financial and strategic performance goals	30	10	10	15	15
Performance of business unit or staff function	—	20	20	50	50
Total	100%	100%	100%	100%	100%
For 2012, the Committee modified the relative weight of these items for executive officers with staff functions (Messrs. Buthman and Palmer) by increasing the percentage allocated to corporate key financial goals. The Committee’s modifications to the relative weights did not affect the Chief Executive Officer or named executive officers with business unit functions (Messrs. Abernathy and Brickman).
The Committee has established these allocations to strike an appropriate balance between aligning the executives’ objectives with our overall corporate objectives and with individual performance accountability for each executive’s area of responsibility. Each year, the Committee determines the appropriate split between corporate and business unit or staff function performance goals based on its assessment of the appropriate balance.

•	Corporate key financial goals

•	Net Sales. Net sales are a key indicator of our overall growth.

•
Adjusted EPS. Adjusted EPS consists of diluted net income per share that is then adjusted to eliminate the effect of items or events that the Committee determines in its discretion should be excluded for compensation purposes. In 2012, the following adjustments were made to diluted net income per share to determine adjusted EPS:

Diluted Net Income Per Share	$4.42
Adjustment for:
Add – Charges related to the pulp and tissue restructuring	0.22
Add – Restructuring charges related to European strategic changes	0.61
Adjusted EPS	$5.25
See page 38 of our 2012 proxy statement for a discussion of adjustments to 2011 EPS and pages 49 and 50 of our 2011 proxy statement for a discussion of adjustments to 2010 EPS.

•
Adjusted Operating Profit Return on Sales (“OPROS”). After net sales and adjusted EPS are determined as described above, a multiplier based on adjusted OPROS is applied to the result to determine the payout percentage. Adjusted OPROS provides a margin efficiency measure and is a helpful method of tracking our cost structure performance. For purposes of determining annual cash incentive amounts, we calculate adjusted OPROS using our reported financial results, adjusted for the same items described above in determining adjusted EPS.

•
Other corporate financial and strategic performance goals. The Committee also established other corporate financial and non-financial strategic performance goals that are intended to challenge our executives to exceed our long-term objectives. These goals, intended to further align compensation with achieving the goals of our Global Business Plan, are described below under “Committee Assessment of 2012 Annual Cash Incentive Performance.”

The Committee does not use a formula to analyze performance of these goals but instead takes a holistic approach and considers all of the goals together. While individual goals are reviewed, the key consideration for the Committee is its viewpoint of Kimberly-Clark’s performance for the year in all of these categories, taken as a whole. The Committee’s review occurs after the end of the year, and it determines a payout percentage based on its assessment of the degree to which these goals are achieved.

•
Performance of business unit or staff function. Our Chief Executive Officer establishes individual business unit or staff function performance goals that are intended to challenge the executives to exceed the objectives for that business unit or staff function. Following the end of the year, the executives’ performance is analyzed to determine whether performance for the goals was above target, on target or below target. Following a recommendation from our Chief Executive Officer, the Committee then determines a payout percentage for the executive based on this performance assessment.

Committee Assessment of 2012 Annual Cash Incentive Performance.

•
Corporate key financial goals. In 2012, the key financial goals at the corporate level, the potential payouts for achieving these goals, and the actual 2012 results as determined by the Committee, were as follows:

	Potential Payout as a Percentage of Target
	0%	100%	200%	Actual
Net Sales (billions)	$19.7	$21.3	$22.9	$21.1
Adjusted EPS	$4.70	$5.10	$5.50	$5.25

Adjusted OPROS multiplier	0.8 x	1.0 x	1.2 x
Bps improvement	(20) bps	40 bps	100 bps	90 bps
Based on these results, the Committee determined that the payout percentage for achieving the key financial goals should be 130 percent of target.

•
Other corporate financial and strategic performance goals. The Committee also assessed performance against the other financial and strategic performance goals established at the beginning of 2012. Regarding these goals, the Committee determined the following:

Objective	Final Result
Quality of earnings:
• Gross profit growth percentage exceeding the net sales growth rate.	Above goal
• Brand building spending growth percentage exceeding the net sales growth rate.	Met goal
• Attaining cost savings goals.	Above goal
• Operating profit growth percentage exceeding the net sales growth rate.	Above goal
Brand equity and market performance:
• Improving brand equity attribute in key categories and markets.	Met goal
• Increasing market share in certain markets.	Met goal
• Maintaining market share in certain key markets.	Met goal
Innovation:
• Attaining net sales from innovation goals (based on a rolling three-year review) in new products and line extensions in 2012.	Above goal
• Attaining net sales from innovation goals (based on launches in 2012).	Above goal
Diversity and inclusion	Above goal
After taking into account performance on all of these goals, the Committee determined that the payout percentage for achieving these other financial and strategic goals should be 125 percent of target.

•
Performance of business unit or staff function. Our Chief Executive Officer provides the Committee with an assessment of each individual business unit’s or staff function’s performance against the objectives for that business unit or staff function. These objectives include strategic performance goals for the business units and staff functions, as well as financial goals for the business units. Based on performance of the business unit or staff function, the Committee determined the following payout percentages for business unit or staff function performance for our named executive officers (which, for Mr. Brickman, was allocated pro rata to reflect his change in duties effective May 1, 2012):

Name	2012 Business Unit/Staff Function Payout Percentage
Thomas J. Falk	N/A
Mark A. Buthman	103%
Robert E. Abernathy	106%
Christian A. Brickman	105%
Anthony J. Palmer	105%
Payouts for 2012. The following table summarizes the payout opportunities and shows the actual payout of annual cash incentives for 2012 for our named executive officers:

Name	Annual Incentive Target		Annual Incentive Maximum		2012 Annual Incentive Payout
	% of Base Salary	Amount($)	% of Target	Amount($)	% of Target	Amount($)
Thomas J. Falk	170%	2,210,000	200%	4,420,000	129%	2,844,270
Mark A. Buthman	85%	654,500	200%	1,309,000	124%	813,845
Robert E. Abernathy	85%	663,000	200%	1,326,000	117%	777,029
Christian A. Brickman	65%/85%	450,417	200%	900,834	118%	531,556
Anthony J. Palmer	85%	510,000	200%	1,020,000	125%	635,950

In addition, Mr. Black received a pro-rated annual cash incentive for 2012 of $214,569. The cash incentive payments were paid to the executives in February 2013 and are included in the Summary Compensation Table.
Information Regarding Annual Cash Incentive Payouts from 2008 through 2012. The following table sets forth information regarding payouts for corporate goals (the combination of corporate key financial goals and other corporate financial and strategic performance goals), as well as the average total payout percentages (including business unit or staff function performance) for the current named executive officers (which excludes Mr. Black), from 2008 through 2012:

	2012	2011	2010	2009	2008	Average
Payout for Corporate Goals	129%	75%	67%	165%	55%	98%
Average Total Payout Percentages for Current Named Executive Officers	123%	77%	76%	159%	64%	100%
From 2008 through 2012, total payout percentages (including business unit or staff function performance) for these named executive officers ranged from 55 percent to 165 percent of the participant’s target award opportunity. Generally, the Committee seeks to set the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year. The Committee believes that the actual payouts during these years are consistent with Kimberly-Clark’s performance during those years and reflect the pay-for-performance objectives of our executive compensation policies.
Long-Term Equity Incentive Compensation
The Committee awards long-term equity incentive grants to executive officers as part of their overall compensation package. These awards are consistent with the Committee’s objectives of aligning our senior leaders’ interests with the financial interests of our stockholders, focusing on our long-term success, supporting our performance-oriented environment and offering competitive compensation packages. When determining the amount of long-term equity incentive plan awards to be granted to executives, the Committee considered the following factors, among others: the specific responsibilities and performance of the executive, our business performance, retention needs, our stock price performance and other market factors. The Committee approved 2012 long-term equity incentive award amounts for our named executive officers in February 2012 based on an assessment of those factors at that time. Because these awards are part of our annual compensation program that compares direct annual compensation to the median of our peer group comparison, grants from prior years were not considered when setting 2012 targets or granting awards.
For 2012, the Committee set the long-term equity incentive compensation grant value for each named executive officer by first comparing direct annual compensation to the median of our peer group, then considering the performance of the executive officer. This grant value was then divided into two grants, described in more detail below, consisting of:

•	Performance-based restricted share units (75 percent of the target grant date value for long-term equity incentive compensation), and

•	Stock options (25 percent of the target grant date value for long-term equity incentive compensation).
In addition, the Committee granted time-vested restricted share unit awards in May 2012 to Mr. Brickman and Mr. Palmer in connection with changes in their respective positions. Mr. Black received a grant of performance-based restricted share units and stock options in February 2012, but these 2012 long-term equity incentive awards were forfeited when Mr. Black left Kimberly-Clark effective May 1, 2012.
Performance-Based Restricted Share Unit Awards. In February 2012, named executive officers received awards of performance-based restricted share units with a value equal to 75 percent of the target grant date value for long-term equity incentive compensation. For this purpose, performance-based restricted share units are valued on the basis that one unit has the same value as one share of our common stock on the date of grant.

2012 - 2014 Potential Payout of Performance-Based Restricted Share Units. For the performance-based restricted share unit awards granted in 2012, the actual number of shares to be received by our named executive officers will range from zero to 200 percent of the target levels established by the Committee for each executive, depending on the degree to which the performance objectives are met. The performance objectives for the 2012 awards are based on average annual net sales growth and the average adjusted ROIC for the period January 1, 2012 through December 31, 2014, as follows:

	Relative	Potential Payout as a Percentage of Target
Goal	Weight	0%	50%	100%	150%	200%
Annual net sales growth	50%	1.00%	2.25%	3.50%	4.75%	6.00%
Adjusted ROIC	50%	14.50%	15.00%	15.50%	16.00%	16.50%
The performance objectives attempt to reflect our Global Business Plan objectives, including annual net sales growth of three to five percent and average adjusted ROIC improvement of approximately 20-40 basis points over the three-year period, peer group performance and our past and future performance. Adjusted ROIC is a measure of the return we earn on the capital invested in our businesses, calculated using our reported financial results, adjusted for the same items described above in determining adjusted EPS. The formula we use to calculate adjusted ROIC can be accessed under the Investors section of our website at www.kimberly-clark.com. Information regarding restricted share unit awards granted to our named executive officers can be found under “Summary Compensation Table,” “Grants of Plan-Based Awards,” and “Discussion of Summary Compensation and Plan-Based Awards Tables.”
2009 - 2011 Payout of Performance-Based Restricted Share Units. In February 2012, the Committee determined the results of the three-year performance period for the performance-based restricted share units granted in 2009. The performance objective for the 2009 awards was based on average annual net sales growth and the average adjusted ROIC for the period January 1, 2009 through December 31, 2011, each weighted equally. The average annual net sales growth and adjusted ROIC objectives, the potential payouts for achieving the objectives and the actual results for this period as determined by the Committee were as follows:

	Potential Payout as a Percentage of Target
	0%	50%	75%	90%	100%	110%	125%	150%	200%	Actual
Annual net sales growth	0.00%	0.25%	0.50%	1.00%	2.00%	3.00%	3.50%	3.75%	4.00%	2.44%
Adjusted ROIC	13.40%	13.70%	14.00%	14.25%	14.40%	14.55%	14.80%	15.10%	15.40%	15.24%
For purposes of calculating average adjusted ROIC, the impact of a charge related to the adoption of highly inflationary accounting in Venezuela was excluded from the ROIC calculation.
Based on this review, the Committee determined that we exceeded our three-year performance targets for net sales and adjusted ROIC, resulting in an above target payout percentage of 139 percent of target. The following table includes information about the opportunities and payouts (including reinvested dividends) regarding these grants to our named executive officers:

			2009 - 2011 Performance-Based Restricted Share Unit Award (Paid in February 2012)
Name	Target Amount of Shares(#)	Maximum Amount of Shares(#)	% of Target	Amount of Shares(#)	Value of Shares on Date Received($)
Thomas J. Falk	97,160	194,320	139%	135,053	9,698,156
Mark A. Buthman	23,075	46,150	139%	32,075	2,303,306
Robert E. Abernathy	30,768	61,536	139%	42,767	3,071,098
Christian A. Brickman	9,716	19,432	139%	13,506	969,866
Anthony J. Palmer	13,359	26,718	139%	18,569	1,333,440
In addition, Mr. Black, who had a target amount of 18,218 performance-based restricted share units, received a payout of 25,322 shares.

The Committee believes that these payouts further highlight the link between pay and performance established by our compensation program, which seeks to align actual compensation paid to our named executive officers with our long-term performance.
The shares underlying these performance-based restricted share unit awards were distributed to our named executive officers in February 2012 and are included in the Option Exercises and Stock Vested in 2012 table.
Vesting Levels of Outstanding Performance-Based Restricted Share Unit Awards. As of February 20, 2013, the performance-based restricted share units granted in 2012 and 2011 were on pace to vest at the following levels: 117 percent for the 2012 award and 85 percent for the 2011 award. The Committee has determined that the 2010 award vested at 49 percent.
Stock Option Awards. In May 2012, named executive officers also received awards of stock options with a value equal to twenty-five percent of the target grant date value for long-term equity incentive compensation. For this purpose, stock options are valued on the basis that one option has the same value as 12.5 percent of the price of one share of our common stock on the date of grant. The value we use for this purpose differs from, and in 2012 was higher than, the value of approximately 4 percent that we use for financial statement purposes (resulting in fewer options being granted than if the financial statement value had been used). The Committee believes that this value is an appropriate way to determine the number of options to be granted under the 2011 Plan because it provides more consistent application and is not subject to the volatility inherent in the Black-Scholes-Merton valuation method used for financial statement purposes. Information regarding stock options granted to our named executive officers can be found under “Summary Compensation Table,” “Grants of Plan-Based Awards,” and “Discussion of Summary Compensation and Plan-Based Awards Tables.”
Retirement Benefits
Our named executive officers participate in our defined benefit pension plans and/or defined contribution plans. These plans are consistent with those maintained by our peer group companies and are therefore necessary to remain competitive with them for recruiting and retaining executive talent. The Committee believes that these retirement benefit and contribution plans are important parts of our compensation program.
Defined Contribution Plans. We maintain the 401(k) Profit Sharing Plan, which provides for a matching contribution of 100 percent of a U.S. employee’s contributions to the plan, to a yearly maximum of four percent of eligible compensation, as well as a discretionary profit sharing contribution. We also maintain the Kimberly-Clark Supplemental Retirement 401(k) and Profit Sharing Plan (the “Supplemental 401(k) Plan”), which is intended to provide benefits to fulfill the intent of the 401(k) Profit Sharing Plan without regard to the limitations imposed by the Internal Revenue Code on qualified defined contribution plans. For more information, see “Nonqualified Deferred Compensation – Overview of Qualified and Non-Qualified Plans.”
Pension Plans. We maintain a funded, tax-qualified, non-contributing defined benefit pension plan for employees, including our named executive officers, who joined Kimberly-Clark before January 1, 1997. We also maintain supplemental pension plans that provide benefits to the participants in the pension plan as are necessary to fulfill the intent of our pension plan without regard to the limitations imposed by the Internal Revenue Code on qualified pension plans. We stopped accruing compensation and benefit service under these plans for most of our U.S. employees, including our named executive officers, for plan years after 2009. These changes did not affect benefits earned by participants prior to January 1, 2010. For a more detailed explanation of our pension plans, and the present value of the accumulated benefits of our named executive officers, see “Pension Benefits.”
Other Compensation
We provide our executive officers with minimal perquisites. A review of benefits conducted in 2012 indicates that benefits provided to our executive officers are below the median of those provided by our peer group. Generally, we offer minimal executive-only or “top hat” benefit plans.

These perquisites include personal financial planning services under our Executive Financial Counseling Program, an executive health screening program where executives may receive comprehensive physical examinations from an independent health care provider and permitted personal use of corporate aircraft consistent with our policy. The personal financial planning program is designed to provide executives with access to knowledgeable resources that understand our compensation and benefit plans and can assist our executives in efficiently and effectively managing their financial and tax planning issues. Our Chief Executive Officer does not receive personal financial planning services pursuant to this program. The executive health screening program provides executives with additional services that help maintain their overall health.
The Board of Directors has approved an executive security program for our Chief Executive Officer. Under this program, our Chief Executive Officer is expected to use our corporate aircraft for all business and personal travel, consistent with our policy, and security services are provided for him at all times, including at his office, other company locations and his residences. Periodically, a security assessment is conducted by an independent security consultant, and the program is reviewed by the Board, to ensure that security measures provided by us are appropriate. The Board considers these security arrangements to be appropriate and reasonable in light of the security risks identified in the independent security assessment. In addition, if a corporate aircraft is already scheduled for business purposes and can accommodate additional passengers, executive officers and their guests may, under certain circumstances, join flights for personal travel. The incremental cost to us of providing security services at Mr. Falk’s residences, personal travel for our named executive officers and their guests on our corporate aircraft and any related tax reimbursements and gross-ups is included in “All Other Compensation” in the Summary Compensation Table. In February 2009, the Committee adopted a policy that limits the personal use of corporate aircraft by the Chief Executive Officer to an aggregate annual incremental cost to Kimberly-Clark of $100,000, and generally prohibits the personal use of corporate aircraft by other executive officers unless there is no incremental cost to Kimberly-Clark for the use.
In addition, the Committee adopted a policy in February 2009 providing that executive officers will no longer receive tax reimbursement and a related gross-up for perquisites (including personal use of corporate aircraft), except for certain relocation benefits.
Post-Termination Benefits
We maintain two severance plans that cover our executive officers. Benefits under these plans are payable only if the executive’s employment terminates as specified in the applicable severance plan. An executive officer may not receive severance payments under more than one severance plan. We believe that our severance plans are consistent with those maintained by our peer group companies and that they are therefore important for attracting and retaining executives who are critical to our long-term success and competitiveness. For more information about these severance plans and their terms, see “Potential Payments on Termination or Change of Control – Severance Benefits.”
Severance Pay Plan. Our Severance Pay Plan provides severance benefits to most of our U.S. hourly and salaried employees, including our named executive officers, who are involuntarily terminated under the circumstances described in the plan. The objective of this plan is to facilitate the employee’s transition to his or her next position, and it is not intended to serve as a reward for the employee’s past service. See “Potential Payments on Termination or Change of Control – Severance Benefits.”
Executive Severance Plan. Our Executive Severance Plan provides severance benefits to eligible employees, including our named executive officers, in the event of a qualified termination of employment (as defined in the plan) in connection with a change of control. For an eligible employee to receive a payment under this plan, both a change of control must occur and the eligible employee must have been involuntarily terminated without cause or resigned for good reason within two years of the change of control (often referred to as a “double trigger”). Each of our named executive officers has entered into an agreement under the plan that expires on December 31, 2014. See “Potential Payments on Termination or Change of Control – Severance Benefits.”

Agreement with Mr. Black. On April 30, 2012, we entered into an agreement with Mr. Black, formerly Group President – K-C International, whose final day of employment with Kimberly-Clark was April 30, 2012. Under the agreement, Mr. Black received the following benefits:

•	Two times the sum of his annual base salary and the average of the last three years of his annual incentive awards, for an aggregate amount of $2,296,823, and

•	COBRA continuation coverage, attendance at a board of directors governance program, and post-employment participation in our employee assistance program, with an estimated aggregate value of $39,000.
These benefits were provided through the Severance Pay Plan. In addition, in February 2013 Mr. Black was paid a pro-rated portion of his 2012 annual incentive award, based on actual performance according to the terms of the annual incentive program. As a result of his departure, Mr. Black forfeited all unvested stock options and performance-based restricted share units, including performance-based restricted share units granted in February 2012.
Executive Compensation for 2013
2013 Base Salary. In February 2013, the Committee approved the following base salaries for our named executive officers, effective on April 1, 2013:

Name	Base Salary($)
Thomas J. Falk	1,300,000
Mark A. Buthman	785,000
Robert E. Abernathy	780,000
Christian A. Brickman	660,000
Anthony J. Palmer	615,000
2013 Annual Cash Incentives. In February 2013, the Committee also established objectives for 2013 annual cash incentives payable in 2014 to our named executive officers. The target payment amounts and range of possible payouts for 2013 were as follows:

	Target Payment Amount	Possible Payout
Chief Executive Officer	170% of base salary	0% - 200% of target payment amount
Other Named Executive Officers	85% of base salary	0% - 200% of target payment amount
As discussed in “Annual Cash Compensation – Annual Cash Incentives” above, the Committee sets the appropriate split among corporate key financial goals, other corporate financial and strategic performance goals and business unit or staff function objectives each year. The following are the 2013 performance goals and relative weights for our named executive officers:

	Thomas J. Falk	Mark A. Buthman	Anthony J. Palmer	Robert E. Abernathy	Christian A. Brickman
Corporate key financial goals	70%	70%	70%	35%	35%
Other corporate financial and strategic performance goals	30	10	10	15	15
Performance of business unit or staff function	—	20	20	50	50
Total	100%	100%	100%	100%	100%
The corporate key financial goals for 2013 are designed to encourage a continued focus on executing our long-term Global Business Plan objectives and include achieving net sales, adjusted EPS and adjusted OPROS goals.

The Committee also established other corporate financial and non-financial goals for 2013. These goals, intended to further align compensation with achieving our Global Business Plan, include:

•	Focusing on gross profit growth, brand building spending growth, cost savings and operating profit growth.

•	Focusing on brand equity attribute improvement in key categories and market share performance.

•	Driving innovation.

•	Diversity and inclusion.
In addition, goals have been established for each named executive officer, other than our Chief Executive Officer, relating to his business unit or specific staff function.
2013 Long-Term Equity Incentive Compensation. The Committee approved long-term incentive compensation awards for the named executive officers in February 2013, consisting of awards of performance-based restricted share units with a value equal to 75 percent of the target grant date value for long-term equity incentive compensation, with the balance of the value to be granted in stock options. The performance objectives for the performance-based restricted share unit awards granted in 2013 are based on average annual net sales growth and average adjusted ROIC improvement for the period January 1, 2013 through December 31, 2015. The actual number of shares to be received by our named executive officers will range from zero to 200 percent of the target levels established by the Committee for each executive, depending on the degree to which the performance objectives are met.
Information regarding the performance-based restricted share unit awards granted on February 20, 2013 to our named executive officers is set forth below.

	Performance-Based Restricted Share Units
Name	Target Amount of Shares(#)	Maximum Amount of Shares(#)
Thomas J. Falk	65,402	130,804
Mark A. Buthman	14,716	29,432
Robert E. Abernathy	15,533	31,066
Christian A. Brickman	15,533	31,066
Anthony J. Palmer	9,810	19,620
In February 2013, the Committee also approved the dollar amount of stock options to be granted to our named executive officers.

Name	Value of Stock Options to be Granted($)
Thomas J. Falk	2,000,000
Mark A. Buthman	450,000
Robert E. Abernathy	475,000
Christian A. Brickman	475,000
Anthony J. Palmer	300,000
These stock options will be granted to our named executive officers in May 2013, along with our annual stock option grants to other employees, with the number of options to be received based on the fair market value of our stock on the date of grant.

As noted above, for determining the value of stock options, the Committee uses a valuation that differs from the value we use for financial statement purposes. In September 2012, this value was reduced from 12.5 percent to 10 percent, as a result of a review of Kimberly-Clark’s Black-Scholes-Merton valuation of the previous five years. The Black-Scholes-Merton valuation has declined to approximately 4 percent in 2012. Due to this decline, the Committee believed it was appropriate to adjust the value used for option grants. The reduced value applied to executives’ option grants beginning in 2013.
Additional Compensation Information
Use of Independent Compensation Consultant. As previously discussed, the Committee engaged The Delves Group as its independent consultant to assist it in determining the appropriate executive officer compensation in 2012 pursuant to our compensation policies described above. Consistent with the Committee’s policy in which its independent consultant may provide services only to the Committee, The Delves Group had no other business relationship with Kimberly-Clark and received no payments from us other than fees for services to the Committee. See “Part Two – Corporate Governance Information – Management Development and Compensation Committee” for information about the use of compensation consultants.
Role of the Chief Executive Officer in Compensation Decisions. Our Chief Executive Officer makes a recommendation to the Committee each year on the appropriate target direct annual compensation to be awarded to our executive officers, excluding himself. The Committee makes the final determination of the target direct annual compensation to be awarded to each executive officer, including our Chief Executive Officer, based on the Committee’s determination of how that compensation will aid in achieving the objectives of our compensation policies. While our Chief Executive Officer and Chief Human Resources Officer typically attend Committee meetings, none of the other executive officers is present during the portion of the Committee’s meetings when compensation for executive officers is set. In addition, our Chief Executive Officer is not present during the portion of the Committee’s meetings when his compensation is set.
Adjustment by the Committee of Financial Measures for Annual and Long-Term Equity Incentives. Financial measures for the annual and long-term equity incentive programs are developed based on our planned activities and assumptions of the performance of our key business drivers for the applicable period. From time to time, however, unexpected or unplanned discrete items or events not included in these plans and assumptions arise. These items and events include, for example, accounting and tax law changes, tax credits from items not within the ordinary course of our business operations, restructuring and write-off charges, significant acquisitions or dispositions, and significant gains or losses from litigation settlements.
Under the Committee’s exception guidelines regarding our annual and long-term equity incentive program measures, the Committee has adjusted in the past, and may adjust in the future, the calculation of financial measures for these incentive programs to eliminate the effect of the items or events described above. In making these adjustments, the Committee’s policy is to seek to neutralize the impact of the unexpected or unplanned items or events, whether positive or negative, in order to provide consistent and equitable incentive payments that the Committee believes are reflective of our performance. In considering whether to make a particular adjustment under its guidelines, the Committee will review whether the item or event was one for which management was responsible and accountable, treatment of similar items in prior periods, the extent of the item’s or event’s impact on the financial measure, and the item’s or event’s characteristics relative to normal and customary business practices. Generally, the Committee will apply an adjustment to all compensation that is subject to that financial measure.

Timing of Long-Term Equity Grants. Our policies and the 2011 Plan require stock options to be granted at no less than the closing price of our common stock on the date of grant. Annual stock option grants to our elected officers, including our executive officers, are generally made each year at a meeting of the Committee that is scheduled at least one year in advance. However, if the meeting of the Committee at which the grants are approved occurs during the period beginning on the first day of the final month of the calendar quarter and ending on the date of the release of our earnings, the stock option grants will be effective on the first business day following the release of our earnings. Our executives are not permitted to choose the grant date for their individual stock option grants.
The Chairman of the Board and Chief Executive Officer has been delegated the authority to approve equity grants, including stock options, to employees who are not elected officers of Kimberly-Clark. These grants include scheduled annual grants, which are subject to an annual limit set by the Committee, and recruiting and special employee recognition and retention grants, which may not exceed 200,000 shares in any calendar year. The Chairman of the Board and Chief Executive Officer is not permitted to make any grants to any of our elected officers, including our executive officers.
Annual stock option grants to non-elected officers approved by our Chief Executive Officer are effective on the same date as the annual stock option grants to our elected officers. Recruiting, special recognition and retention stock option grants are made on a pre-determined date following the release of our earnings during each quarter. In May 2012, our Chief Executive Officer authorized an aggregate of 2.03 million options, performance-based restricted share units and time-vested restricted share units to employees who are not elected officers. In 2012, our Chief Executive Officer authorized an aggregate of 53,841 shares underlying recruiting and retention grants, consisting of time-vested restricted share units.
In 2012, the Committee awarded performance-based restricted share units to executive officers at its February Committee meeting, and it intends to continue this practice. This has been the Committee’s practice since 2009, and we believe this practice is consistent with award practices at other large public companies. Our executives are not permitted to choose the grant date for their individual restricted stock or restricted share unit awards.
Policy on Incentive Compensation Clawback. As described above, a significant percentage of our executive officer compensation is incentive-based. The determination of the extent to which the incentive objectives are achieved is based in part on the Committee’s discretion and in part on our published financial results. The Committee has the right to reassess its determination of the performance awards if the financial statements on which it relied are restated. The Committee has the right to direct Kimberly-Clark to seek to recover from any executive officer any amounts determined to have been inappropriately received by the individual executive officer. In addition, under the 2011 Plan, the Committee may require awards with performance goals under the 2011 Plan to be subject to any policy we may adopt relating to the recovery of that award to the extent it is determined that performance goals relating to the awards were not actually achieved. Further, the Sarbanes-Oxley Act of 2002 mandates that the chief executive officer and the chief financial officer reimburse us for any bonus or other incentive-based or equity-based compensation paid to them in a year following the issuance of financial statements that are later required to be restated as a result of misconduct. The Committee intends to review and revise as applicable the incentive compensation clawback policy, based on final regulations on this matter issued by the SEC pursuant to the Dodd-Frank Act.
Target Stock Ownership Guidelines. We strongly believe that the financial interests of our executives should be aligned with those of our stockholders. Accordingly, the Committee has established stock ownership guidelines for our elected officers, including our named executive officers.
All executive officers are expected to own our common stock in an amount equivalent to three times their annual base salary. The Chief Executive Officer is expected to own an amount of our common stock which is six times his annual base salary. Failure to attain these targeted stock ownership levels within five years from date of hire for, or appointment to, an eligible position can result in the reduction of part or all of the executive’s annual cash incentive and a corresponding grant of time-vested restricted share units or restricted stock, or a reduction in future long-term equity incentive awards, either of which may continue until the ownership guideline is achieved. In determining whether our stock ownership guidelines have been met, any restricted stock and time-vested restricted share units held are considered as being owned but performance-based restricted share units are excluded until they vest. Executive officer stock ownership levels were reviewed in 2012 for compliance with these guidelines. Based on our stock price as of the compliance date for this review, the stock ownership levels specified by the guidelines have been met or exceeded by each of our named executive officers.

We have a policy requiring all executive officers to review transactions involving our common stock or other securities related to our common stock with our Legal Department prior to entering into the transactions.
Although we do not have a formal policy prohibiting transactions that hedge an executive officer’s economic risk of owning shares of our common stock, an executive officer must obtain clearance from our Legal Department prior to engaging in any hedging transaction to ensure compliance with applicable laws. Any shares an employee owns subject to a market put or call option are excluded for purposes of determining compliance with our stock ownership guidelines. None of our named executive officers engaged in any hedging transactions in 2012.
Tax Deduction for Executive Compensation. The United States income tax laws generally limit the deductibility of compensation paid to the chief executive officer and each of the three highest-paid executive officers (not including the chief financial officer) to $1,000,000 per annum. An exception to this general rule exists for performance-based compensation that meets certain regulatory requirements. Several classes of executive compensation including the option awards to executive officers are designed to meet the requirements for deductibility. Other classes of executive compensation including portions of the long-term equity grants as described above may be subject to the $1,000,000 deductibility limit.
Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. In our view and the view of the Committee, meeting the compensation objectives set forth above is more important than the benefit of being able to deduct the compensation for tax purposes.
Management Development and Compensation Committee Report
In accordance with its written charter adopted by the Board, the Management Development and Compensation Committee has oversight of compensation policies designed to align elected officers’ compensation with our overall business strategy, values and management initiatives. In discharging its oversight responsibility, the Committee has retained an independent compensation consultant to advise the Committee regarding market and general compensation trends.
The Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2012.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Abelardo E. Bru, Chairman Fabian T. Garcia Mae C. Jemison, M.D. Marc J. Shapiro

Analysis of Risks Arising from Design of Compensation Programs
The Committee, with the assistance of its independent consultant and Kimberly-Clark’s consultant, has reviewed an assessment of our compensation programs for our employees, including our executive officers, to analyze the risks arising from our compensation systems. Program design features that could have the potential to encourage excessive risks include unreasonable performance targets, programs that differ substantially from those of our peers, unbalanced programs that overly rely on short-term incentives, incentive programs that are largely uncapped, and misalignment between program participants and stockholders.
Based on this assessment, the Committee believes that the design of our compensation programs, including our executive compensation program, does not encourage our executives or employees to take excessive risks and that the risks arising from these programs are not reasonably likely to have a material adverse effect on Kimberly-Clark. Several factors contributed to the Committee’s conclusion, including:

•	The Committee believes Kimberly-Clark maintains a values-driven, ethics-based culture supported by a strong tone at the top.

•
The performance targets for annual cash incentive programs are selected to ensure that they are reasonably attainable in a manner consistent with our Global Business Plan without encouraging executives or employees to take inappropriate risks.

•
An analysis by Kimberly-Clark’s consultant indicated that our compensation programs are consistent with those of our peer group. In addition, the analysis noted that target levels for direct annual compensation are compared to the median of our peer group.

•
The Committee believes the allocation among the components of direct annual compensation provides an appropriate balance between annual and long-term incentives and between fixed and performance-based compensation.

•
Annual cash incentives and long-term performance-based restricted share unit awards under our executive compensation program are capped at 200 percent of the target award, and all other material non-executive cash incentive programs are capped at reasonable levels, which the Committee believes protects against disproportionately large incentives.

•
The Committee believes the performance measures and the multi-year vesting features of the long-term equity incentive compensation component encourage participants to seek sustainable growth and value creation.

•
The Committee believes inclusion of share-based compensation through the long-term equity incentive compensation component encourages appropriate decision-making that is aligned with the long-term interests of stockholders.

•	Our stock ownership guidelines further align the interests of management and stockholders.

Summary Compensation Table
The following table contains information concerning compensation awarded to, earned by, or paid to our named executive officers in the last three years. Additional information regarding the items reflected in each column follows the table.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Nonqualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)
Thomas J. Falk	2012	1,300,000	5,624,993	620,701	2,844,270	3,104,678	220,215	13,714,857
Chairman of the	2011	1,300,000	5,625,023	689,709	1,661,036	2,400,800	205,148	11,881,716
Board and Chief	2010	1,281,249	4,999,973	1,133,506	1,307,280	1,553,830	306,172	10,582,010
Executive Officer
Mark A. Buthman	2012	765,000	1,349,990	148,970	813,845	631,565	101,426	3,810,796
Senior Vice President	2011	743,751	1,425,001	174,726	545,777	462,102	93,054	3,444,411
and Chief Financial	2010	708,750	1,066,639	241,816	483,313	297,201	111,285	2,909,004
Officer
Robert E. Abernathy	2012	777,501	1,425,001	157,245	777,029	1,177,038	94,016	4,407,830
Group President —	2011	765,001	1,350,021	165,530	382,550	926,738	90,696	3,680,536
Europe, Global	2010	718,750	1,699,962	272,041	537,883	624,234	434,202	4,287,072
Nonwovens, and
Continuous
Improvement
& Sustainability
Christian A. Brickman (1)	2012	562,500	1,149,974	82,761	531,556	—	64,603	2,391,394
Group President —
K-C International
Anthony J. Palmer	2012	580,000	1,387,503	70,346	635,950	—	77,849	2,751,648
President —	2011	536,251	637,488	78,168	399,844	—	62,585	1,714,336
Global Brands and	2010	518,750	966,645	128,463	376,760	—	92,132	2,082,750
Innovation
Robert W. Black (2)	2012	203,333	562,514	—	214,569	—	2,409,788	3,390,204
Former Group	2011	607,500	974,994	119,549	472,720	—	66,429	2,241,192
President —	2010	590,000	933,362	211,588	369,401	—	91,328	2,195,679
K-C International
 ___________

(1)	Because Mr. Brickman became one of our three other most highly compensated executive officers in 2012, his 2011 and 2010 compensation is not included in this table.

(2)	Mr. Black left Kimberly-Clark effective May 1, 2012.
 ___________
Salary. The amounts in this column represent base salary earned during the year.
Stock Awards and Option Awards. The amounts in these columns reflect the dollar value of restricted share unit awards and stock options, respectively, granted under our stockholder-approved Equity Plans.
The restricted share unit awards either vest over time or are based on the achievement of performance-based standards.
The amounts for each year represent the grant date fair value of the awards, computed in accordance with ASC Topic 718. See Notes 9, 10 and 10 to our audited consolidated financial statements included in our Annual Reports on Form 10-K for 2012, 2011 and 2010, respectively, for the assumptions we used in valuing and expensing these restricted share units and stock option awards in accordance with ASC Topic 718.
For awards that are subject to performance conditions, the value is based on the probable outcome of the conditions at grant date. This value, as well as the value of the awards at the grant date assuming the highest level of performance conditions will be achieved is set forth below:

Name	Year	Stock Awards at Grant Date Value($)	Stock Awards at Highest Level of Performance Conditions($)
Thomas J. Falk	2012	5,624,993	11,249,986
	2011	5,625,023	11,250,046
	2010	4,999,973	9,999,946
Mark A. Buthman	2012	1,349,990	2,699,980
	2011	1,425,001	2,850,001
	2010	1,066,639	2,133,279
Robert E. Abernathy	2012	1,425,001	2,850,002
	2011	1,350,021	2,700,042
	2010	1,699,962	2,399,953
Christian A. Brickman	2012	1,149,974	1,499,940
Anthony J. Palmer	2012	1,387,503	1,275,050
	2011	637,488	1,274,976
	2010	966,645	1,133,308
Robert W. Black	2012	562,514	1,125,028
	2011	974,994	1,949,987
	2010	933,362	1,866,724
Non-Equity Incentive Plan Compensation. The amounts in this column are the annual cash incentive payments described in “Compensation Discussion and Analysis.” These amounts were earned during the years indicated and were paid to our named executive officers in February of the following year.
Change In Pension Value and Nonqualified Deferred Compensation Earnings. The amounts in this column reflect the aggregate change during the year in actuarial present value of accumulated benefits under all defined benefit and actuarial plans (including supplemental pension plans). With respect to the supplemental pension plans, amounts have been calculated to reflect an approximate 30-year Treasury Bond rate to determine the amount of the earlier retirement age lump sum benefit in a manner consistent with our financial statements. We describe the assumptions we used in determining the amounts and provide additional information about these plans in “Pension Benefits.”
Messrs. Falk and Abernathy have compensation from before 2005 that they elected to defer pursuant to a Deferred Compensation Plan then in effect. Beginning in 2010, each of our named executive officers participates in the Supplemental 401(k) Plan, a non-qualified defined contribution plan, and prior to 2010, Messrs. Buthman, Brickman, Black and Palmer participated in its predecessor plan, the supplemental Retirement Contribution Program. Earnings on each of these plans are not included in the Summary Compensation Table because the earnings were not above-market or preferential. See “Nonqualified Deferred Compensation” for a discussion of these plans and each named executive officer’s earnings under these plans in 2012.

All Other Compensation. All other compensation consists of the following:

Name	Year	Perquisites ($)(1)	Defined Contribution Plan Amounts ($)(2)	Termination Payments ($)(3)	Total ($)(4)
Thomas J. Falk	2012	7,020	213,195	—	220,215
	2011	27,853	177,295	—	205,148
	2010	31,115	275,057	—	306,172
Mark A. Buthman	2012	7,050	94,376	—	101,426
	2011	9,614	83,440	—	93,054
	2010	6,750	104,535	—	111,285
Robert E. Abernathy	2012	10,492	83,524	—	94,016
	2011	2,100	88,596	—	90,696
	2010	329,081	105,121	—	434,202
Christian A. Brickman	2012	5,088	59,515	—	64,603
Anthony J. Palmer	2012	7,300	70,549	—	77,849
	2011	500	62,085	—	62,585
	2010	13,875	78,257	—	92,132
Robert W. Black	2012	—	27,042	2,382,746	2,409,788
	2011	—	66,429	—	66,429
	2010	—	91,328	—	91,328
___________

(1)
Perquisites. For a description of the perquisites we provide executive officers, and the reasons why, see “Compensation Discussion and Analysis – Other Compensation.” Perquisites for our named executive officers in 2012 included the following:

Name	Executive Financial Counseling Program($)(a)	Security Services($)(b)	Executive Health Screening Program($)	Relocation Expenses($)	Total($)
Thomas J. Falk	—	4,883	2,137	—	7,020
Mark A. Buthman	7,050	—	—	—	7,050
Robert E. Abernathy	8,000	—	2,492	—	10,492
Christian A. Brickman	—	—	2,315	2,773	5,088
Anthony J. Palmer	7,300	—	—	—	7,300
Robert W. Black	—	—	—	—	—
___________

(a)	Our Chief Executive Officer does not receive personal financial counseling under this program.

(b)	Personal security services provided as required by our Chief Executive Officer security program.

(2)
Defined Contribution Plan Amounts. Matching contributions were made under the 401(k) Profit Sharing Plan and accrued under the Supplemental 401(k) Plan in 2012, 2011 and 2010, as well as under the Incentive Investment Plan in 2009, for all named executive officers. A profit-sharing contribution was also made under the 401(k) Profit Sharing Plan and the Supplemental 401(k) Plan in February 2013, 2012 and 2011 with respect to our performance in 2012, 2011 and 2010, respectively, for the named executive officers as follows:

Name	Performance Year	Profit Sharing Contribution($)
Thomas J. Falk	2012	94,753
	2011	73,004
	2010	110,844
Mark A. Buthman	2012	41,945
	2011	34,358
	2010	42,126
Robert E. Abernathy	2012	37,122
	2011	36,481
	2010	42,362
Christian A. Brickman	2012	26,451
Anthony J. Palmer	2012	31,355
	2011	25,564
	2010	31,536
Robert W. Black	2012	—
	2011	27,353
	2010	36,804
See “Nonqualified Deferred Compensation” for a discussion of these plans. The profit sharing contribution varies depending on our performance for the applicable year, contributing to fluctuations from year to year in the amounts in the All Other Compensation column.

(3)
Termination Payments. For Mr. Black, this amount consists of (1) a severance payment of $2,296,823, (2) COBRA continuation coverage and the cost of attendance at a board of directors governance program, with an estimated value of $39,000 and (3) accrued vacation of $46,923.

(4)
Certain Dividends. Our named executive officers also receive dividends equivalents on certain of the restricted share units held by them at the same rate and on the same dates as dividends are paid to our stockholders. Because we factor the value of the right to receive dividend equivalents into the grant date fair value of the restricted share unit awards, the dividend equivalents received by our named executive officers are not included in the Summary Compensation Table. Our named executive officers received the following cash dividends equivalents on their restricted share units:

Name	Year	Dividends Received($)
Thomas J. Falk	2012	17,251
	2011	182,650
	2010	411,151
Mark A. Buthman	2012	3,563
	2011	41,488
	2010	92,516
Robert E. Abernathy	2012	3,928
	2011	49,013
	2010	109,190
Christian A. Brickman	2012	—
Anthony J. Palmer	2012	2,226
	2011	21,955
	2010	45,333
Robert W. Black	2012	1,113
	2011	21,900
	2010	63,350

Dividend equivalents are no longer paid on unvested performance-based and time-vested restricted share units granted to our named executive officers beginning February 2009; instead, dividend equivalents on these units are accumulated and will be paid in additional shares after the restricted share units vest, based on the actual number of shares that vest. The value of these reinvested accumulated dividend equivalents is not included in the table above. See “Outstanding Equity Awards” for information on these reinvested dividend equivalents.
___________
Grants of Plan-Based Awards
The following table sets forth plan-based awards granted to our named executive officers during 2012 on a grant-by-grant basis.
Grants of Plan-Based Awards in 2012

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Grant Date(3)	Thre- shold ($)	Target ($)	Maximum ($)	Thre-shold (#)	Target (#)	Maximum (#)
Name	Grant Type
Thomas J. Falk	Annual cash incentive award		—	2,210,000	4,420,000
	Performance-based RSU	2/27/2012				—	78,288	156,576				5,624,993
	Time-vested stock option	5/2/2012								190,985	78.54	620,701
Mark A. Buthman	Annual cash incentive award		—	654,500	1,309,000
	Performance-based RSU	2/27/2012				—	18,789	37,578				1,349,990
	Time-vested stock option	5/2/2012								45,837	78.54	148,970
Robert E. Abernathy	Annual cash incentive award		—	663,000	1,326,000
	Performance-based RSU	2/27/2012				—	19,833	39,666				1,425,001
	Time-vested stock option	5/2/2012								48,383	78.54	157,245
Christian A. Brickman	Annual cash incentive award		—	450,417	900,834
	Performance-based RSU	2/27/2012				—	10,438	20,876				749,970
	Time-vested RSU	5/2/2012							5,093			400,004
	Time-vested stock option	5/2/2012								25,465	78.54	82,761
Anthony J. Palmer	Annual cash incentive award		—	510,000	1,020,000
	Performance-based RSU	2/27/2012				—	8,873	17,746				637,525
	Time-vested RSU	5/2/2012							9,549			749,978
	Time-vested stock option	5/2/2012								21,645	78.54	70,346
Robert W. Black	Annual cash incentive award		—	518,500	1,037,000
	Performance-based RSU	2/27/2012				—	7,829	15,658				562,514
___________

(1)
Represents the potential annual performance-based incentive cash payments each named executive officer could earn in 2012. These awards were granted under our Executive Officer Achievement Award Program approved by stockholders in 2002. Actual amounts earned in 2012 were based on the 2012 objectives established by the Management Development and Compensation Committee at

its February 27, 2012 meeting. See “Compensation Discussion and Analysis — Annual Cash Compensation — Annual Cash Incentives.” At the time of the grant, the incentive payment could range from the threshold amount to the maximum amount depending on the extent to which the 2012 objectives were met. The actual amounts paid in 2013 based on the 2012 objectives are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)
Performance-based restricted share units granted under the 2011 Plan to our named executive officers on February 27, 2012. The number of performance-based restricted share units granted in 2012 that will ultimately vest on February 27, 2015 could range from the threshold number to the maximum number depending on the extent to which the average annual net sales growth and average adjusted ROIC performance objectives for those awards are met. See “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation — Performance-Based Restricted Share Unit Awards.”

(3)	The grant date for each award is the same date that the Committee took action to grant the awards.

(4)	Time-vested stock options granted under the 2011 Plan to our named executive officers on May 2, 2012.

(5)
Grant date fair value is determined in accordance with ASC Topic 718 and, for performance-based restricted share units, is the value at grant date based on the probable outcome of the performance condition and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, excluding the effect of estimated forfeitures. See Notes 9, 10 and 10 to our audited consolidated financial statements included in our Annual Reports on Form 10-K for 2012, 2011 and 2010, respectively, for the assumptions used in valuing and expensing these restricted share units and stock option awards in accordance with ASC Topic 718.

___________
Discussion of Summary Compensation and Plan-Based Awards Tables
Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards in 2012 table was paid or awarded, are described under “Compensation Discussion and Analysis.”
Other than the executive severance plans described below, none of our named executive officers has an employment agreement with us. See “Potential Payments on Termination or Change of Control.”
Executive officers may receive long-term equity incentive awards of stock options, restricted stock or restricted share units, or a combination of stock options, restricted stock and restricted share units under the 2011 Plan, which was approved by stockholders in 2011. The 2011 Plan provides the Committee with discretion to require performance-based standards to be met before awards vest. In 2011, the Committee did not award time-vested restricted share units to our named executive officers. The Committee awarded time-vested restricted share units to Messrs. Abernathy, Brickman and Palmer in 2010 and to Messrs. Brickman and Palmer in 2012 for retention purposes that vest on the third anniversary of the date of grant. In 2012, each named executive officer received grants of stock options and performance-based restricted share units under the 2011 Plan.
For grants of stock options, the 2011 Plan provides that the option price per share shall be no less than the closing price per share of our common stock at the grant date. The term of any option is no more than ten years from the grant date. Options granted in 2012 become exercisable in three annual installments of 30 percent, 30 percent and 40 percent, beginning May 2, 2013; however, all of the options become exercisable for three years upon death or total and permanent disability, and for five years upon retirement of the officer. In addition, options generally become exercisable upon a termination of employment following a change of control, and certain options granted to our named executive officers are subject to our Executive Severance Plan. See “Potential Payments on Termination or Change of Control.” The options may be transferred by the officers to family members or certain entities in which family members have interests.

Performance-based restricted share unit awards granted in 2012 vest three years following the grant date in a range from zero to 200 percent of the target levels based on our average annual net sales growth and average adjusted ROIC performance during the three years. As of February 20, 2013, the performance-based restricted share units granted in 2012 and 2011 were on pace to vest at the following levels: 117 percent for the 2012 award and 85 percent for the 2011 award. The Committee has determined that the 2010 award vested at 49 percent.
For restricted share units, during the restricted period an executive who is awarded restricted share units is not entitled to vote the units, but for units granted prior to 2009, receives cash equal to dividends paid on our common stock. Dividend equivalents are no longer paid on unvested performance-based restricted share units granted to our named executive officers beginning February 2009; instead, dividend equivalents on these units are accumulated and will be paid in additional shares after the performance-based restricted share units vest, based on the actual number of shares that vest. Dividend equivalents on the time-vested restricted share units granted to Messrs. Abernathy, Brickman and Palmer in 2010 and to Messrs. Brickman and Palmer in 2012 will be accumulated and paid in additional shares when the time-vested restricted share units vest.
Outstanding Equity Awards
The following table sets forth information concerning outstanding equity awards for our named executive officers as of December 31, 2012. Option awards were granted for ten-year terms, ending on the option expiration date set forth in the table. Stock awards were granted as indicated in the footnotes to the table.
Outstanding Equity Awards as of December 31, 2012(1)

		Option Awards(2)				Stock Awards
Name(3)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(4)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(5)	Market Value of Shares or Units of Stock That Have Not Vested($)(6)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8)(9)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(10)
Thomas J. Falk
	5/2/2012	—	190,985	78.54	5/2/2022
	2/27/2012							160,892	13,584,112
	4/26/2011	—	162,013	64.81	4/26/2021
	2/17/2011							92,074	7,773,808
	4/28/2010	—	109,254	61.02	4/28/2020
	2/22/2010							93,139	7,863,726
Mark A. Buthman
	5/2/2012	—	45,837	78.54	5/2/2022
	2/27/2012							38,614	3,260,180
	4/26/2011	—	41,044	64.81	4/26/2021
	2/17/2011							23,325	1,969,330
	4/28/2010	—	23,308	61.02	4/28/2020
	2/22/2010							19,869	1,677,540

		Option Awards(2)				Stock Awards
Name(3)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(4)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(5)	Market Value of Shares or Units of Stock That Have Not Vested($)(6)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8)(9)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(10)
Robert E. Abernathy
	5/2/2012	—	48,383	78.54	5/2/2022
	2/27/2012							40,759	3,441,282
	4/26/2011	—	38,883	64.81	4/26/2021
	2/17/2011							22,098	1,865,734
	4/28/2010	—	26,221	61.02	4/28/2020
	2/22/2010					9,314	786,381
	2/22/2010							22,353	1,887,264
Christian A. Brickman
	5/2/2012	—	25,465	78.54	5/2/2022
	5/2/2012					5,182	437,516
	2/27/2012							21,451	1,811,108
	4/26/2011	—	17,282	64.81	4/26/2021
	2/17/2011							9,822	829,271
	4/28/2010	—	9,469	61.02	4/28/2020
	9/1/2010					5,011	423,079
	2/22/2010							8,072	681,519
Anthony J. Palmer
	5/2/2012	—	21,645	78.54	5/2/2022
	5/2/2012					9,716	820,322
	2/27/2012							18,235	1,539,581
	4/26/2011	7,869	18,362	64.81	4/26/2021
	2/17/2011							10,435	881,027
	9/1/2010					6,681	564,077
	4/28/2010	—	12,382	61.02	4/28/2020
	2/22/2010							10,556	891,243
	4/23/2008	28,650	—	63.99	4/23/2018
	4/25/2007	18,549	—	71.88	4/25/2017
	1/31/2007	11,527	—	69.40	1/31/2017
 ___________

(1)
The amounts shown reflect outstanding equity awards granted under the Equity Plans. Under the Equity Plans, an executive officer may receive awards of stock options, restricted stock or restricted share units, or a combination of stock options, restricted stock and restricted share units. Awards granted in 2012 and the stock option awards granted on April 26, 2011 were granted under the 2011 Plan; all other awards listed above were granted under the 2001 Plan.

(2)
Stock options granted under the Equity Plans become exercisable in three annual installments of 30 percent, 30 percent and 40 percent, beginning on the first anniversary of the grant date; however, all of the options become exercisable for three years upon death or total and permanent disability and for five years upon retirement of the officer. In addition, options generally become exercisable upon a termination of employment following a change of control, and certain options granted to our named executive officers are subject to our Executive Severance Plan. See “Potential Payments on Termination or Change of Control.” The options may be transferred by the officers to family members or certain entities in which family members have interests.

(3)	Mr. Black had no outstanding equity awards as of December 31, 2012.

(4)	The Equity Plans provide that the option price per share shall be no less than the closing price per share of our common stock at grant date.

(5)
The amounts shown represent awards of time-vested restricted share units granted to our named executive officers in February 2010, September 2010 and May 2012, as indicated. Subject to accelerated vesting as described in “Potential Payments on Termination or Change of Control,” time-vested restricted share unit awards vest on the third anniversary of the grant date. Dividend equivalents on these time-vested restricted share units will be accumulated and paid in additional shares when the time-vested restricted share units vest.

(6)	The values shown in this column are based on the closing price of our common stock on December 31, 2012 of $84.43 per share.

(7)	Includes the following amount of dividend equivalents on time-vested restricted share units granted to our named executive officers on the dates indicated:

Name	Grant Date	Dividend Equivalents
Robert E. Abernathy	2/22/2010	967
Christian A. Brickman	5/2/2012	89
	9/1/2010	423
Anthony J. Palmer	5/2/2012	167
	9/1/2010	564

(8)
The amounts shown represent awards of performance-based restricted share units granted to our named executive officers in February 2010, 2011 and 2012. Subject to accelerated vesting as described in “Potential Payments on Termination or Change of Control,” performance-based restricted share unit awards granted in 2010, 2011 and 2012 vest on February 22, 2013, February 17, 2014 and February 27, 2015, respectively, in a range from zero to 200 percent of the target levels indicated based on the achievement of specific performance goals. Based on the current vesting pace of these awards, the amounts shown represent target levels for the 2010 and 2011 grants and the maximum level for the 2012 grant. See “Discussion of Summary Compensation and Plan-Based Awards Tables.”

(9)
The values shown in this column are based on the target level of performance-based restricted share units (or, for the February 2012 grant, the maximum level as described in footnote (8) above) and the closing price of our common stock on December 31, 2012 of $84.43 per share.

(10)
Includes the following amount of dividend equivalents on performance-based restricted share units granted to our named executive officers in February 2010 and 2011, based on the target level for those grants, and in February 2012, based on the maximum level for that grant:

Name	Year	Dividend Equivalents
Thomas J. Falk	2012	4,316
	2011	6,025
	2010	9,667
Mark A. Buthman	2012	1,036
	2011	1,526
	2010	2,062
Robert E. Abernathy	2012	1,093
	2011	1,446
	2010	2,320
Christian A. Brickman	2012	575
	2011	643
	2010	838
Anthony J. Palmer	2012	489
	2011	683
	2010	1,096
___________
Option Exercises and Stock Vested
The following table sets forth information concerning stock options exercised and stock awards vested during 2012 for our named executive officers.
Option Exercises and Stock Vested in 2012

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Thomas J. Falk	909,040	15,817,031	147,033	10,641,341
Mark A. Buthman	279,545	4,676,548	34,549	2,498,084
Robert E. Abernathy	326,739	5,774,574	45,495	3,285,874
Christian A. Brickman	29,672	564,497	13,506	969,866
Anthony J. Palmer	46,289	1,126,870	20,115	1,455,156
Robert W. Black	93,199	2,257,308	13,434	970,045
___________

(1)
The dollar amount reflects the total pre-tax value realized by our named executive officers (number of shares exercised times the difference between the fair market value on the exercise date and the exercise price). It is not the grant date fair value disclosed in other locations in this proxy statement. Value from these option exercises was only realized to the extent our stock price increased relative to the stock price at grant (the exercise price).

(2)
The dollar amount reflects the total pre-tax value received by our named executive officers upon the vesting of time-vested restricted share units or performance-based restricted share units (number of shares vested times the closing price of our common stock on the vesting date). It is not the grant date fair value disclosed in other locations in this proxy statement.

___________
Pension Benefits
The following table sets forth information as of December 31, 2012 concerning potential payments to our named executive officers under our pension plan and supplemental pension plans. Information about these plans follows the table.
2012 Pension Benefits

Name(1)	Plan Name	Number of Years Credited Service(#)		Present Value of Accumulated Benefit($)
Thomas J. Falk	Pension Plan	26.5	(2)	1,019,212
	Supplemental Pension Plans	26.5		17,107,928
Mark A. Buthman	Pension Plan	15.2	(3)	536,069
	Supplemental Pension Plans	15.2		2,776,711
Robert E. Abernathy(4)	Pension Plan	28.0	(2)	1,231,079
	Supplemental Pension Plans	28.0		6,652,621
___________

(1)	Because Messrs. Brickman, Palmer and Black joined Kimberly-Clark after January 1, 1997, they are not eligible to participate in our defined benefit pension plans.

(2)
Messrs. Falk and Abernathy have 29.5 and 31.0 years of actual service, respectively. Beginning in 2010, the number of years of credited service was frozen at the amounts set forth in the table, as a result of our ceasing to accrue compensation and benefit service under the plans.

(3)
Mr. Buthman has 30.6 years of actual service. In 1997, he elected to participate in our defined contribution plans instead of accruing additional years of service under our defined benefit pension plans. This election reduces his benefits under our defined benefit pension plans, in accordance with the terms of those plans.

(4)	Mr. Abernathy is currently eligible for early retirement under the plans and would be eligible to receive the early retirement benefit described in the table below.
Employees who joined Kimberly-Clark prior to January 1, 1997 (and who did not elect to participate in our defined contribution plans) are eligible to participate in our pension plans, which provide benefits based on years of service as of December 31, 2009 and pay (annual cash compensation), integrated with social security benefits. Our pension plans are comprised of the Kimberly-Clark Pension Plan and the Supplemental Benefit Plans. We stopped accruing compensation and benefit service for participants under our pension plans for most of our U.S. employees, including our named executive officers, for plan years after 2009. These changes will not affect benefits earned by participants prior to January 1, 2010.

The following is an overview of these plans.

	Pension Plan	Supplemental Pension Plans
Reason for Plan	Provide eligible participants with a competitive level of retirement benefits based on pay and years of service	Provide eligible participants with benefits as are necessary to fulfill the intent of the pension plan without regard to limitations imposed by the Internal Revenue Code
Eligible Participants	Salaried employees who joined Kimberly-Clark prior to January 1, 1997	Salaried employees impacted by limitations imposed by the Internal Revenue Code on payments under the pension plan
Payment Form	Normal benefit: • Single-life annuity payable monthly Other optional forms of benefit are available, including a joint and survivor benefit	Accrued benefits prior to 2005: • Monthly payments or a lump sum after age 55 Accrued benefits for 2005 and after: • Lump sum six months after termination of employment
Retirement Eligibility
Full unreduced benefit:
• Normal retirement age of 65
• Age 62 with 10 years of service
• Age 60 with 30 years of service
• Disability retirement
Early retirement benefit:
• Age 55 with five years of service. The amount of the benefit is reduced according to the number of years the participant retires before the age the participant is eligible for a full, unreduced benefit. The amount of the reduction is based on age and years of vesting service
Same
Benefits Payable
Service and earnings frozen as of December 31, 2009. Benefit depends on the participant’s years of service under our plan and monthly average earnings over the last 60 months of service or, if higher, the monthly average earnings for the five calendar years in their last fifteen years of service for which earnings were the highest
Same
Benefit Formula for Salaried Employees (As of December 31, 2009) (Payable in the form of a single life annuity)
Unreduced monthly benefit = 1/12 of ((1.125% x final average annual earnings (up to 2/3 of the Social Security Taxable Wage Base)) + (1.425% x final average annual earnings (in excess of 2/3 of the Social Security Taxable Wage Base up to Taxable Wage Base)) + (1.5% x final average annual earnings (over the Social Security Taxable Wage Base))
Same
Pensionable Earnings	Annual cash compensation. Long-term equity compensation is not included	Same
Change of control or reduction in our long-term credit rating (below investment grade)	Not applicable
Participants have the option of receiving the present value of their accrued benefits prior to 2005 in the supplemental pension plans in a lump sum, reduced by 10 percent and 5 percent for active and former employees, respectively

The estimated actuarial present value of the retirement benefits accrued through December 31, 2012 appears in the 2012 Pension Benefits table. For purposes of determining the present value of accumulated benefits, we have used the potential earlier retirement ages as described above rather than the normal retirement age under the plans, which is 65. For a discussion of how we value these obligations and the assumptions we use in that valuation, see Note 10 to our audited consolidated financial statements included in our 2012 Annual Report on Form 10-K. The calculation of actuarial present value generally is consistent with the methodology and assumptions outlined in our audited consolidated financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. Present values for the qualified plan are based on RP2000 mortality projected with generational improvements and for the supplemental plans were calculated using the 2013 417(e) mortality table. With respect to the supplemental pension plans, the amount of the earlier retirement age lump sum benefit was determined using an approximate 30-year Treasury Bond rate of 2.51%, consistent with the methodology used for purposes of our consolidated financial statements; any actual lump sum benefit would be calculated using the 30-year Treasury Bond rate in effect as of the beginning of the month prior to termination. Present value amounts were determined based on the financial accounting discount rate for United States pension plans of 4.01% as of December 31, 2012.
The actuarial increase in 2012 of the projected retirement benefits can be found in the Summary Compensation Table under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” (all amounts reported under that heading represent actuarial increases in our pension plans). No payments were made to our named executive officers listed above under our pension plans during 2012.
While the supplemental pension plans remain unfunded, in 1994 the Board approved the establishment of a trust and authorized us to make contributions to this trust in order to provide a source of funds to assist us in meeting our liabilities under our supplemental defined benefit plans. For additional information regarding these plans, see “Compensation Discussion and Analysis – Retirement Benefits.”
Nonqualified Deferred Compensation
The following table sets forth information concerning nonqualified defined contribution and deferred compensation plans for our named executive officers during 2012.
2012 Nonqualified Deferred Compensation

Name	Plan	Company Contributions in 2012($)(1)	Aggregate Earnings in 2012($)(2)	Aggregate Balance at December 31, 2012($)(3)
Thomas J. Falk	Supplemental 401(k) Plan	261,338	68,873	671,023
	Deferred Compensation Plan	—	149,130	2,003,762
Mark A. Buthman	Supplemental 401(k) Plan	103,874	44,426	696,327
	Deferred Compensation Plan	—	—	—
Robert E. Abernathy	Supplemental 401(k) Plan	95,145	15,445	246,372
	Deferred Compensation Plan	—	2,245	15,600
Christian A. Brickman	Supplemental 401(k) Plan	55,281	15,817	189,186
	Deferred Compensation Plan	—	—	—
Anthony J. Palmer	Supplemental 401(k) Plan	71,253	43,082	406,765
	Deferred Compensation Plan	—	—	—
Robert W. Black	Supplemental 401(k) Plan	37,535	44,570	390,291
	Deferred Compensation Plan	—	—	—
___________

(1)
Contributions consist solely of amounts accrued by Kimberly-Clark under the Supplemental 401(k) Plan, including the profit-sharing contribution in February 2013 with respect to our performance in 2012. These amounts are included in the Summary Compensation Table and represent a portion of the Defined Contribution Plan Payments included in All Other Compensation.

(2)
The amounts in this column show the changes in the aggregate account balance for our named executive officers during 2012 that are not attributable to company contributions. Aggregate earnings are not included in the Summary Compensation Table because the earnings are not above-market or preferential.

(3)
Balance for the Supplemental 401(k) Plan includes the profit-sharing contribution made in February 2013 with respect to our performance in 2012. Balance for the Supplemental 401(k) Plan also includes the following contributions by Kimberly-Clark under the Supplemental 401(k) Plan in 2011 and the supplemental Retirement Contribution Program in 2010 that are reported in the Summary Compensation Table as a portion of All Other Compensation for those years:

Name	Year	Accrued Amount ($)
Thomas J. Falk	2011	264,864
	2010	258,642
Mark A. Buthman	2011	102,292
	2010	88,120
Robert E. Abernathy	2011	107,683
	2010	88,706
Anthony J. Palmer	2011	70,346
	2010	61,842
Robert W. Black	2011	79,958
	2010	74,913
___________
In addition to amounts shown in the table that reflect participation in the Supplemental 401(k) Plan, amounts shown for Messrs. Falk and Abernathy represent compensation deferred in prior years under our Deferred Compensation Plan and accumulated earnings. Effective in 2005, no further amounts may be deferred under this plan. Participants in the Deferred Compensation Plan may elect to have deferrals credited with yields equal to those earned on any of a subset of funds available in the 401(k) Profit Sharing Plan. Generally, benefits are payable under the Deferred Compensation Plan in accordance with the participant’s election in a lump sum or in quarterly installments over a period between two and 20 years. If a participant ceases employment (other than as a result of a total and permanent disability or death or on or after age 55 with five or more years of service), the account balance is paid in a lump sum. In the event of a change of control or a reduction in our long-term credit rating (below investment grade), currently-employed participants have the option to elect an immediate lump-sum payment of their account balance, less a 10 percent penalty.
Overview of Qualified and Non-Qualified Plans. The following is an overview of our qualified and non-qualified plans that we offered to our named executive officers as of December 31, 2012.

	401(k) Profit Sharing Plan	Supplemental 401(k) Plan
Purpose	To assist employees in saving for retirement, as well as to provide a discretionary profit sharing contribution in which contributions will be based on our profit performance
To provide benefits to the extent necessary to fulfill the intent of the
401(k) Profit Sharing Plan without regard to the limitations imposed by the Internal Revenue Code on qualified defined contribution plans

Eligible participants	Most employees	Salaried employees impacted by limitations imposed by the Internal Revenue Code on the 401(k) Profit Sharing Plan
Is the plan qualified under the Internal Revenue Code?	Yes	No
Can employees make contributions?	Yes	No
Do we make contributions or match employee contributions?
We match 100% of employee contributions, to a yearly maximum of 4% of eligible compensation. In addition, we may make a discretionary profit sharing contribution of 0% to 6% of eligible compensation based on our profit performance
We provide credit to the extent our contributions to the 401(k) Profit Sharing Plan are limited by the Internal Revenue Code
When do account balances vest?	Account balances under these plans generally vest once the participant completes at least two years of service	Same
How are account balances invested?	Account balances are invested in certain designated investment options selected by the participant	Account balances are credited with earnings and losses as if such account balances were invested in certain designated investment options selected by the participant
When are account balances distributed?
Distributions of the participant’s vested account balance are only available after termination of employment. Loans, hardship and certain other withdrawals are allowed prior to termination of employment for certain vested amounts under the 401(k) Profit Sharing Plan
Distributions of the participant’s vested account balance are payable after termination of employment.
While the Supplemental 401(k) Plan remains unfunded, in 1996 the Board amended a previously established trust and authorized us to make contributions to this trust in order to provide a source of funds to assist us in meeting our liabilities under our supplemental defined contribution plans.
Potential Payments on Termination or Change of Control
Our named executive officers are eligible to receive certain benefits in the event of termination of employment, including following a change of control. This section describes various termination scenarios as well as the payments and benefits payable under those scenarios.
Severance Benefits
We maintain two severance plans that cover our executive officers, depending on the circumstances that result in their termination. Those plans include the Executive Severance Plan, which is applicable when an executive officer is terminated following a change of control, and the Severance Pay Plan, which is applicable in the event of certain other involuntary terminations. An executive officer may not receive severance payments under more than one of the plans described below.
Executive Severance Plan. We have agreements under our Executive Severance Plan with each named executive officer. The agreements provide that, in the event of a “Qualified Termination of Employment” (as described below), the participant will receive a cash payment in an amount equal to the sum of:

•	Two times the sum of annual base salary and the average annual incentive award for the three prior fiscal years,

•
The value of any forfeited awards, based on the closing price of our common stock at the date of the participant’s separation from service, of restricted stock, time-vested restricted share units, performance-based restricted share units granted before 2010 (at the greater of target or the attainment of the performance goal as of the end of the prior year), and certain unvested incentive stock options,

•
The number of performance-based restricted share units granted after January 1, 2010 that are forfeited multiplied by the average performance-based restricted share unit payment for the prior three years,

•	The value of any forfeited benefits under the 401(k) Profit Sharing Plan and Supplemental 401(k) Plan,

•
The value of the employer match and assumed 3 percent profit sharing contribution the named executive officer would have received if he had remained employed an additional two years under the 401(k) Profit Sharing Plan and Supplemental 401(k) Plan, and

•	Two years of COBRA premiums for medical and dental coverage.
In addition, nonqualified stock options and certain incentive stock options will vest and be exercisable within the earlier of five years from the participant’s termination or the remaining term of the option.
A “Qualified Termination of Employment” is a separation of service within two years following a change of control of Kimberly-Clark (as defined in the plan) either involuntarily without cause or by the participant with good reason. In addition, any involuntary separation of service without cause within one year before a change of control will also be determined to be a Qualified Termination of Employment if it is in connection with, or in anticipation of, a change of control.
The current agreements with our named executive officers expire on December 31, 2014, unless extended by the Committee.
These agreements reflect that the named executive officer is not entitled to a tax gross-up if the named executive officer incurs an excise tax due to the application of Section 280G of the Internal Revenue Code. Instead, payments and benefits payable to the named executive officer will be reduced to the extent doing so would result in the executive retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits.
The Board has determined the eligibility criteria for participation in the plan. Each named executive officer’s agreement under the Executive Severance Plan provides that the executive will retain in confidence any confidential information known to the executive concerning Kimberly-Clark and Kimberly-Clark’s business so long as such information is not publicly disclosed.
Severance Pay Plan. Our Severance Pay Plan generally provides eligible employees (including our named executive officers) severance payments and benefits in the event of certain involuntary terminations. Under the Severance Pay Plan, a named executive officer (employed for at least one year) whose employment is involuntarily terminated would receive:

•	Two times the sum of annual base salary and the average annual incentive award for the three prior fiscal years,

•	If the termination occurs after March 31, the pro-rated current year annual incentive award based on actual performance,

•	Six months of COBRA premiums for medical coverage, and

•	Six months of outplacement services and three months of participation in our employee assistance program.
If the named executive officer’s employment is involuntarily terminated within the first 12 months of employment, the Severance Pay Plan provides that the named executive officer would receive three months’ base salary.
Severance pay under the Severance Pay Plan will not be paid to any participant who is terminated for cause (as defined under the plan), is terminated during a period in which the participant is not actively at work for more than 25 weeks (except to the extent otherwise required by law), voluntarily quits or retires, dies or is offered a comparable position (as defined under the plan).
A named executive officer must execute a full and final release of claims against us within a specified period of time following termination to receive severance benefits under our severance pay plans. Under the Severance Pay Plan, if the release has been timely executed, severance benefits are payable as a lump sum cash payment no later than 60 days following the participant’s termination date. Any current year annual incentive award that is payable under the Severance Pay Plan will be paid at the same time as it was payable under the Executive Officer Achievement Award Program, but no later than 60 days following the calendar year of the separation from service.
2011 Plan. In the event of a “Qualified Termination of Employment” (as described below) of a participant in the 2011 Plan in connection with a change of control, all of the participant’s awards not subject to performance goals would become fully vested. Any awards subject to performance goals with a performance period starting after January 1, 2009 will vest at the average performance-based restricted share unit payout for awards for the three prior fiscal years. Unless otherwise governed by another applicable plan or agreement, such as the terms of the Executive Severance Plan, options in this event would be exercisable for the lesser of three months or the remaining term of the option. If any amounts payable under the 2011 Plan result in excise tax due to the application of Section 280G of the Internal Revenue Code, the 2011 Plan provides that payments and benefits payable to the named executive officer will be reduced to the extent necessary so that no excise tax will be imposed if doing so would result in the executive retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits. A “Qualified Termination of Employment” is a termination of the participant’s employment within two years following a change of control of Kimberly-Clark (as defined in the 2011 Plan), unless the termination is by reason of death or disability or unless the termination is by Kimberly-Clark for cause or by the participant without good reason.
The 2011 Plan provides that, if pending a change of control, the Committee determines that Kimberly-Clark common stock will cease to exist without an adequate replacement security that preserves the economic rights and positions of the participants in the 2011 Plan (for example, as a result of the failure of the acquiring company to assume outstanding grants), then all options (other than incentive stock options) and stock appreciation rights will become exercisable, in a manner deemed fair and equitable by the Committee, immediately prior to the consummation of the change of control. In addition, the restrictions on all restricted stock will lapse and all restricted share units, performance awards and other stock-based awards will vest immediately prior to the consummation of the change of control and will be settled upon the change of control in cash equal to the fair market value of the restricted share units, performance awards and other stock-based awards at the time of the change of control.
In the event of a termination of employment of a participant in the 2011 Plan, other than a Qualified Termination of Employment, death, total and permanent disability or retirement of the participant, the participant will forfeit all unvested restricted stock and restricted share units, and any vested stock options held by the participant will be exercisable for the lesser of three months or the remaining term of the option.

Retirement, Death and Disability
Retirement. In the event of retirement (separation from service on or after age 55), our named executive officers are entitled to receive:

•	Benefits payable under our pension plans for eligible participants (if the participant has at least five years of vesting service) (see “Pension Benefits” for additional information),

•	Their account balance, if any, under the Deferred Compensation Plan,

•	Their account balance under the Supplemental 401(k) Plan (if the participant has at least two years of vesting service),

•	Their account balance under the 401(k) Profit Sharing Plan, including any unvested employer contributions,

•	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of five years or the remaining term of the options,

•
For units outstanding more than six months after the date of grant, performance-based restricted share units will be payable based on attainment of the performance goal at the end of the restricted period,

•	Annual incentive award payment under the Executive Officer Achievement Award Program as determined by the Committee in its discretion,

•
For participants with at least fifteen years of vesting service and who joined Kimberly-Clark before January 1, 2004, retiree medical credits based on number of years of vesting service (up to a maximum of $104,500 in credits), and

•	For participants with at least fifteen years of vesting service, continuing coverage under Kimberly-Clark’s group life insurance plan.
Death. In the event of death while an active employee, the following benefits are payable:

•
50 percent of the benefits under our pension plans for eligible participants, not reduced for early payment (if the participant has at least five years of vesting service) (see “Pension Benefits”), payable under the terms of the plans to the participant’s spouse or minor children,

•	Their account balance, if any, under the Deferred Compensation Plan,

•	Their account balance under the Supplemental 401(k) Plan,

•	Their account balance under the 401(k) Profit Sharing Plan, including any unvested employer contributions,

•	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of three years or the remaining term of the options,

•
Time-vested restricted share units will be vested pro rata, based on the number of full months of employment during the restricted period prior to the participant’s termination of employment, payable within 90 days following the end of the restricted period,

•
For units outstanding more than six months after the date of grant, performance-based restricted share units will be vested pro rata, based on attainment of the performance goal at the end of the restricted period, payable within 70 days following the end of the restricted period,

•	Annual incentive award payment under the Executive Officer Achievement Award Program as determined by the Committee in its discretion, and

•
Payment of benefits under Kimberly-Clark’s group life insurance plan (which is available to all salaried employees in the U.S.) equal to two times the participant’s annual pay, up to $1 million (plus any additional coverage of three, four, five or six times the participant’s annual pay, in increments of up to $1 million each, purchased by the participant at group rates). Kimberly-Clark provided and employee-purchased benefits cannot exceed $6 million.

Disability. In the event of a separation of service due to a total and permanent disability, as defined in the applicable plan, our named executive officers are entitled to receive:

•
Benefits payable under our pension plans for eligible participants, not reduced for early payment, if the participant has at least five years of vesting service (see “Pension Benefits” for additional information),

•	Up to an additional 12 months of vesting service (but not contributions) from the date of separation of service under the 401(k) Profit Sharing Plan and Supplemental 401(k) Plan,

•	Their account balance, if any, under the Deferred Compensation Plan,

•	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of three years or the remaining term of the options,

•
Time-vested restricted share units will be vested pro rata, based on the number of full months of employment during the restricted period prior to the participant’s termination of employment, payable within 90 days following the end of the restricted period,

•
For units outstanding more than six months after the date of grant, performance-based restricted share units will be vested pro rata, based on attainment of the performance goal at the end of the restricted period, payable within 70 days following the end of the restricted period,

•	Annual incentive award payment under the Executive Officer Achievement Award Program as determined by the Committee in its discretion,

•
For participants with at least fifteen years of vesting service and who joined Kimberly-Clark before January 1, 2004, medical credits based on number of years of vesting service (up to a maximum of $104,500 in credits),

•
Continuing coverage under Kimberly-Clark’s group life insurance plan (available to all U.S. salaried employees), with no requirement to make monthly contributions toward coverage during disability, and

•
Payment of benefits under Kimberly-Clark’s Long-Term Disability Plan (available to all U.S. salaried employees). Long-term disability under the plan would provide income protection of monthly base pay, ranging from a minimum monthly benefit of $50 to a maximum monthly benefit of $20,000. Benefits are reduced by the amount of any other Kimberly-Clark- or government-provided income benefits received (but will not be lower than the minimum monthly benefit).

Potential Payments on Termination or Change of Control Table
The following table presents the approximate value of (i) the severance benefits for our named executive officers under the Executive Severance Plan had a Qualified Termination of Employment under that plan occurred on December 31, 2012; (ii) the severance benefits for our named executive officers under the Severance Pay Plan if an involuntary termination had occurred on December 31, 2012; (iii) the benefits that would have been payable on the death of our named executive officers on December 31, 2012; (iv) the benefits that would have been payable on the total and permanent disability of our named executive officers on December 31, 2012; and (v) the potential payments to Mr. Abernathy if he had retired on December 31, 2012. If applicable, amounts in the table were calculated using the closing price of our common stock on December 31, 2012 of $84.43 per share.
The termination benefits provided to our executive officers upon their voluntary termination of employment do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees, so those benefits are not included in the table below. Because none of our named executive officers, other than Mr. Abernathy, was eligible to retire as of December 31, 2012, potential payments assuming retirement on that date are not included for the other named executive officers.

The amounts presented in the table are in addition to amounts each named executive officer earned or accrued prior to termination, such as the officer’s balances under our Deferred Compensation Plan, accrued retirement benefits (including accrued pension plan benefits), previously vested benefits under our qualified and non-qualified plans, previously vested options, restricted stock and restricted share units and accrued salary and vacation. For information about these previously earned and accrued amounts, see the “Summary Compensation Table,” “Outstanding Equity Awards,” “Option Exercises and Stock Vested,” “Pension Benefits,” and “Nonqualified Deferred Compensation.”

Name(1)	Cash Payment($)		Equity with Accelerated Vesting($)		Additional Retirement Benefits($)		Continued Benefits and Other Amounts($)		Total($)
Thomas J. Falk
Qualified Termination of Employment	9,305,868	(2)	31,041,962	(3)	452,312	(4)	32,808	(5)	40,832,950
Involuntary termination(6)	9,305,868		—		—		13,590	(7)	9,319,458
Death	3,844,270	(8)	22,812,110	(9)	—	(10)	—		26,656,380
Disability	2,844,270	(8)	22,812,110	(9)	6,068,801	(11)	104,500	(12)	31,829,681
Mark A. Buthman
Qualified Termination of Employment	3,607,559	(2)	7,348,411	(3)	192,760	(4)	32,808	(5)	11,181,538
Involuntary termination(6)	3,607,559		—		—		13,590	(7)	3,621,149
Death	1,813,845	(8)	5,314,331	(9)	—	(10)	—		7,128,176
Disability	813,845	(8)	5,314,331	(9)	1,579,502	(11)	104,500	(12)	7,812,178
Robert E. Abernathy
Qualified Termination of Employment	3,517,465	(2)	8,426,566	(3)	191,831	(4)	32,808	(5)	12,168,670
Involuntary termination(6)	3,517,465		—		—		13,590	(7)	3,531,055
Death	1,777,029	(8)	6,282,863	(9)	—	(10)	—		8,059,892
Disability	777,029	(8)	6,282,863	(9)	217,617	(11)	104,500	(12)	7,382,009
Retirement	777,029	(2)	9,642,355		183,483		104,500	(13)	10,707,367
Christian A. Brickman
Qualified Termination of Employment	2,316,848	(2)	4,396,690	(3)	124,970	(4)	32,808	(5)	6,871,316
Involuntary termination(6)	2,316,848		—		—		13,590	(7)	2,330,438
Death	2,056,556	(8)	2,778,382	(9)	—		—		4,834,938
Disability	531,556	(8)	2,778,382	(9)	—		—	(12)	3,309,938
Anthony J. Palmer
Qualified Termination of Employment	2,786,532	(2)	4,905,235	(3)	150,541	(4)	32,808	(5)	7,875,116
Involuntary termination(6)	2,786,532		—		—		13,590	(7)	2,800,122
Death	1,635,950	(8)	3,183,635	(9)	—		—		4,819,585
Disability	635,950	(8)	3,183,635	(9)	—		—		3,819,585
 ___________

(1)
In connection with the termination of Mr. Black’s employment with Kimberly-Clark effective May 1, 2012, Mr. Black received (1) cash payments consisting of a severance payment and accrued vacation of $2,343,746, and (2) continued benefits and other amounts consisting of COBRA continuation coverage and reimbursement for attendance at a board of directors governance program, with an estimated value of $39,000. For additional information, see “Compensation Discussion and Analysis – Post-Termination Benefits – Agreement with Mr. Black” and “Summary Compensation Table.”

(2)	Assumes the Committee would approve full payment under the Executive Officer Achievement Award Program for 2012; actual amount that would be paid is determined by the Committee in its discretion.

(3)
Assumes vesting of unvested performance-based restricted share units at the target level for the 2010 and 2011 grants and at the maximum level for the 2012 grant. See “Outstanding Equity Awards.” In addition, under the terms of the 2011 Plan, if the Committee were to determine that, pending a change of control, our common stock would cease to exist without an adequate replacement security, the payment of this amount would not be contingent upon the Qualified Termination of Employment of the named executive officer. This provision also applies to grants under the 2011 Plan to employees other than our named executive officers.

(4)	Includes the value of two additional years of employer contributions under the 401(k) Profit Sharing Plan and Supplemental 401(k) Plan, pursuant to the terms of the Executive Severance Plan.

(5)	Includes an amount equal to 24 months of COBRA medical and dental coverage.

(6)
Benefits payable under the Severance Pay Plan. For Mr. Abernathy, does not include accelerated equity vesting that occurred when he became retirement eligible at age 55. See the benefits payable for Mr. Abernathy for retirement for the amount of this accelerated equity vesting.

(7)	Equals six months of COBRA medical coverage and outplacement services with an estimated value of $7,590 and $6,000, respectively.

(8)
For death, includes the payment of benefits under Kimberly-Clark’s group life insurance plan (which is available to all U.S. salaried employees). For death and disability, assumes the Committee would approve full payment under the Executive Officer Achievement Award Program for 2012; actual amount that would be paid is determined by the Committee in its discretion. For disability, does not include benefits payable under Kimberly-Clark’s Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would be dependent on the life span of the named executive officer and the value of any Kimberly-Clark or government-provided income benefits received.

(9)
Assumes pro rata vesting of unvested performance-based restricted share units at the target level of the performance-based restricted share units for the 2010 and 2011 grants and at the maximum level for the 2012 grant. See “Outstanding Equity Awards.”

(10)
For Messrs. Falk, Buthman and Abernathy, the estimated actuarial present value of the pension benefits payable on death is less than the present value of the aggregate accumulated benefit set forth in the Pension Benefits table; as a result, no incremental benefit as a result of their death is included in the amount.

(11)
Includes the excess of the estimated actuarial present value of the retirement benefits payable on disability for the named executive officer through December 31, 2012 (assuming the named executive officer elects to receive a continuing benefit for his surviving spouse) over the present value of the aggregate accumulated benefit set forth in the Pension Benefits table.

(12)
Includes the value of retiree medical credits assuming total and permanent disability on December 31, 2012 of our named executive officers, other than Messrs. Brickman and Palmer. Our named executive officers would also be eligible for continuing coverage under Kimberly-Clark’s group life insurance plan assuming total and permanent disability on December 31, 2012, which benefit does not discriminate in scope, terms or operation in favor of our named executive officers compared to the benefits offered to all U.S. salaried employees and is therefore not included in the table.

(13)
Includes the value of retiree medical credits assuming Mr. Abernathy’s retirement on December 31, 2012. Mr. Abernathy would also be eligible for continuing coverage under Kimberly-Clark’s group life insurance plan assuming total and permanent disability on December 31, 2012, which benefit does not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all U.S. salaried employees and is therefore not included in the table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and any person owning more than 10 percent of a class of our common stock to file reports with the SEC regarding their ownership of our stock and any changes in ownership. We maintain a compliance program to assist our directors and executive officers in making these filings. Other than the exceptions noted below, we believe that our executive officers and directors timely complied with their filing requirements for 2012. On April 28, 2010, Timothy Painter, the spouse of Joanne B. Bauer, our President – Global Healthcare, was granted stock options. The Form 4 report reflecting this transaction was filed on January 29, 2013. On October 25, 2012 and October 26, 2012, Anthony J. Palmer, our President of Global Brands and Innovation, sold shares of our common stock in the open market. The Form 4 report reflecting these transactions was filed on November 2, 2012.
TRANSACTIONS WITH RELATED PERSONS
Policies and Procedures for Review, Approval or Ratification of Related Person Transactions. The Board has adopted written procedures regarding the review, approval or ratification of transactions involving related persons that SEC regulations require to be disclosed in proxy statements, which are commonly referred to as related person transactions. A related person transaction is any transaction between Kimberly-Clark and any related person that requires disclosure under the SEC’s rules regarding these transactions. A related person is defined under the SEC’s rules and includes our directors, executive officers and five percent stockholders.
Under these written procedures, the Board has determined that:

•
The Nominating and Corporate Governance Committee is best suited to review, approve and ratify related person transactions involving any director, nominee for director, any five percent stockholder, or any of their immediate family members or related firms, and

•
The Audit Committee is best suited to review, approve and ratify related person transactions involving executive officers (or their immediate family members or related firms), other than any executive officer who is also a Board member.

The Nominating and Corporate Governance Committee or the Audit Committee may, in its sole discretion, refer consideration of these transactions to the full Board.
Each director, director nominee and executive officer is required to promptly provide written notification of any material interest that he or she (or his or her immediate family member) has or will have in a transaction with Kimberly-Clark. Based on a review of the transaction, a determination will be made whether the transaction constitutes a related person transaction under the SEC’s rules. As appropriate, the Nominating and Corporate Governance Committee or the Audit Committee will then review the terms and substance of the transaction to determine whether to ratify or approve the related person transaction.
In determining whether the transaction is in, or not opposed to, Kimberly-Clark’s best interest, the Nominating and Corporate Governance Committee or the Audit Committee may consider any factors deemed relevant or appropriate, including:

•	Whether the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party,

•	Whether the transaction constitutes a conflict of interest under our Code of Conduct, the nature, size or degree of any conflict and whether mitigation of any conflict is feasible,

•	The impact on a director’s independence, if applicable, and

•	Whether steps have been taken to ensure fairness to Kimberly-Clark.
2012 Related Person Transactions.    We share aircraft hangar space, pilots and related services with Bergstrom Corporation, an entity which is majority-owned by Mr. Bergstrom. During 2012, Bergstrom Corporation paid us $429,000 for its share of the costs associated with these services. We believe this arrangement is fair and reasonable, advantageous to Kimberly-Clark and consistent with national benchmarking. Based on an analysis of the arrangement, we also believe its terms to be comparable to those that could be obtained in arm’s-length dealings with an unrelated third party.
In 2012, we purchased advertising totaling $211,000 from entities owned directly or indirectly by Johnson Publishing Company, Inc., where Ms. Johnson Rice is Chairman. This advertising was placed in accordance with our advertising companies’ independent recommendations and was not directed by Kimberly-Clark.
2014 STOCKHOLDER PROPOSALS
Proposals by stockholders for inclusion in our proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2014 should be addressed to the Corporate Secretary, Kimberly-Clark Corporation, P.O. Box 619100, Dallas, Texas 75261-9100, and must be received at this address no later than November 14, 2013. Upon receipt of a proposal, we will determine whether or not to include the proposal in the proxy statement and form of proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail, return receipt requested.
ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS
Our By-Laws require advance notice for any business to be brought before a meeting of stockholders. In general, for business to be properly brought before an annual meeting by a stockholder (other than in connection with the election of directors; see “Part Two — Corporate Governance Information — Stockholder Nominations for Directors”), written notice of the stockholder proposal must be received by the Corporate Secretary of Kimberly-Clark not less than 75 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting. Certain other notice periods are provided if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. Under our By-Laws, the stockholder’s notice to the Corporate Secretary must contain certain information regarding the stockholder and affiliates, including name and address, shares held, derivative positions, dividend rights that are separate or separable from the underlying shares and certain performance-related fees. Stockholders must also provide information regarding whether the stockholder or affiliates intend to deliver a proxy statement or form of proxy regarding the proposal, as well as information regarding the proposal and information relating to the stockholder or affiliates required to be disclosed in the proxy statement. Additional information concerning the advance notice requirements and a copy of our By-Laws may be obtained from the Corporate Secretary of Kimberly-Clark at the address provided below.
OTHER MATTERS
Our management does not know of any other matters to be presented at the Annual Meeting. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

By Order of the Board of Directors.

John W. Wesley Vice President – Deputy General Counsel Corporate Secretary

KIMBERLY-CLARK CORPORATION P.O. Box 619100 Dallas, Texas 75261-9100 Telephone (972) 281-1200

March 11, 2013

Invitation to Stockholders
Notice of 2013 Annual Meeting
Proxy Statement

Kimberly-Clark Corporation

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IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 2, 2013.

Vote by Internet

- Go to **www.envisionreports.com/kmb**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

1. Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - John R. Alm	☐	☐	☐	02 - John F. Bergstrom	☐	☐	☐	03 - Abelardo E. Bru	☐	☐	☐
04 - Robert W. Decherd	☐	☐	☐	05 - Thomas J. Falk	☐	☐	☐	06 - Fabian T. Garcia	☐	☐	☐
07 - Mae C. Jemison, M.D.	☐	☐	☐	08 - James M. Jenness	☐	☐	☐	09 - Nancy J. Karch	☐	☐	☐
10 - Ian C. Read	☐	☐	☐	11 - Linda Johnson Rice	☐	☐	☐	12 - Marc J. Shapiro	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of Auditors	☐	☐	☐	3. Advisory Vote to Approve Named Executive Officer Compensation	☐	☐	☐

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Proxy - Kimberly-Clark Corporation
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 2, 2013: The Notice of the Annual Meeting, the Proxy Statement, and the 2012 Annual Report, including Form 10-K, are available at http://www.kimberly-clark.com/investors.aspx.

Proxy/Voting Instructions for the Annual Meeting of Stockholders - May 2, 2013

Solicited on Behalf of the Board of Directors

Thomas J. Falk, Thomas J. Mielke and John W. Wesley, or any of them, with full power of substitution to each, hereby are appointed proxies and are authorized to vote, as specified on the reverse side of this card, all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Kimberly-Clark Corporation, to be held at the Kimberly-Clark World Headquarters, 351 Phelps Drive, Irving, Texas on May 2, 2013 at 9:00 a.m. Central Time and at any adjournment thereof. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3. IF YOU PREFER TO VOTE SEPARATELY ON INDIVIDUAL PROPOSALS YOU MAY DO SO BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE.

This card also constitutes voting instructions to the trustees of the Corporation's employee benefits and stock purchase plans to vote whole shares attributable to accounts the undersigned may hold under such plans. If no voting instructions are provided, the respective plan committees, which are comprised of management personnel, will direct the trustees to vote the shares. Please date, sign and return this proxy/voting instruction card promptly. If you own shares directly and plan to attend the Annual Meeting, please so indicate in the space provided on the reverse side.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE PLEASE RETURN THIS CARD IN THE SELF-ADDRESSED ENVELOPE PROVIDED.